Exhibit 10.31
COMPOSITE CONFORMED COPY
REFLECTING FIRST AMENDMENT

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
among
RENT-A-CENTER, INC.,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
BRANCH BANKING AND TRUST COMPANY, FIFTH THIRD BANK,
WELLS FARGO BANK, N.A., UNION BANK, N.A. and COMPASS BANK,
as Documentation Agents,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of May 28, 2003,
as Amended and Restated as of November 15, 2006
J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

ANNEX:

A	Revolving Commitments and Tranche A Term Loans on First Amendment Effective Date

SCHEDULES:

1.1	Existing Letters of Credit
4.6	Litigation
4.15	Subsidiaries
4.19(a)	UCC and Other Filings / Jurisdictions and Offices
4.19(b)	Mortgaged Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.14	Existing Restrictions

EXHIBITS:

A	Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Increased Facility Activation Notice
E-2	Form of Increased Revolving Facility Activation Notice
F	Form of New Lender Supplement

          THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 28, 2003, as amended and restated as of November 15, 2006, among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BRANCH BANKING AND TRUST COMPANY, FIFTH THIRD BANK, WELLS FARGO BANK, N.A., UNION BANK, N.A. and COMPASS BANK, as documentation agents (in such capacity, the “Documentation Agents”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.
WITNESSETH:
          WHEREAS, the Borrower entered into the Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 13, 2006 (the “Existing Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities party thereto and the agents named therein;
          WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 5.1 hereof; and
          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;
          NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that on the Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINITIONS
          1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Acquired Company”: Rent-Way, Inc., a Pennsylvania corporation.
          “Acquisition”: the acquisition by the Borrower of all of the outstanding common stock of the Acquired Company.
          “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to, without duplication, the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
          “Agreement”: this Third Amended and Restated Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.
          “Alternative Currency”: Canadian dollars and any other currency (other than Dollars) agreed to by the Issuing Lender and the Borrower.
          “Alternative Currency LC Commitment”: $100,000,000.
          “Alternative Currency LC Exposure”: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount (that is available for drawing) of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
          “Alternative Currency Letter of Credit”: a Letter of Credit denominated in an Alternative Currency.
          “Applicable Existing Pricing Grid”:

	Applicable Margin	Applicable Margin
Consolidated Leverage	for Eurodollar Tranche	for ABR Tranche A Existing
Ratio	A Existing Term Loans	Term Loans
≥ 3.0 to 1.0	1.75%	0.75%
<3.0 to 1.0 and ≥ 2.5 to 1.0	1.50%	0.50%
<2.5 to 1.0 and ≥ 2.0 to 1.0	1.25%	0.25%
<2.0 to 1.0 and ≥ 1.5 to 1.0	1.00%	0%
<1.5 to 1.0 and ≥ 1.0 to 1.0	0.875%	0%
<1.0 to 1.0	0.750%	0%

For purposes of the Applicable Existing Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 3.0 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.
          “Applicable Extended Pricing Grid”:

	Applicable Margin	Applicable Margin
	for Eurodollar Tranche A	for ABR Tranche A
	Extended Term Loans,	Extended Term Loans,
Consolidated Leverage	Revolving Loans and	Revolving Loans and
Ratio	Swingline Loans	Swingline Loans
≥ 2.0 to 1.0	3.00%	2.00%
<2.0 to 1.0 and ≥1.5 to 1.0	2.75%	1.75%
<1.5 to 1.0	2.50%	1.50%
For purposes of the Applicable Extended Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 2.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 2.0 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.
          “Applicable Margin”: (a) with respect to Revolving Loans, Swingline Loans and Tranche A Term Loans (other than Incremental Tranche A Extended Term Loans), the per annum rate determined pursuant to the Applicable Existing Pricing Grid or the Applicable Extended Pricing Grid, as applicable; (b) with respect to Tranche B Term Loans (other than Incremental Tranche B Extended Term Loans), the rate per annum set forth under the relevant column heading below:

	ABR	Eurodollar
	Loans	Loans
Tranche B Existing Term Loans	0.75%	1.75%
Tranche B Extended Term Loans	2.00%	3.00%;
and (c) with respect to Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Term Lenders as shown in the applicable Increased Facility Activation Notice.
          If the all-in pricing of any Incremental Term Loan (as calculated by the Administrative Agent upon written notice which shall provide sufficient detail to support such calculation (it being understood that any such all-in pricing may take the form of original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID), with OID being equated to an interest rate based on an assumed four-year life to maturity)) is greater than the pricing of any outstanding Extended Term Loans with the same tranche letter designation as such Incremental Term Loan by more than 0.25% per annum, the Applicable Margin with respect to such Extended Term Loans shall be increased concurrently with the funding of such Incremental Term Loan such that such Applicable Margin is equal to the all-in pricing for such Incremental Term Loan (calculated in the manner provided above) minus 0.25%.
          “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.
          “Approved Fund”: as defined in Section 10.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (f), (g), (h), (i) or (j) of Section 7.5 and any Disposition of Cash Equivalents) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.
          “Assignee”: as defined in Section 10.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
          “Assumed Indebtedness”: Indebtedness assumed in connection with a Permitted Acquisition or Permitted Foreign Acquisition; provided that (a) such Indebtedness is outstanding at the time of such acquisition and was not incurred in connection therewith or in contemplation thereof and (b) in the event that such Permitted Acquisition or Permitted Foreign Acquisition constitutes an acquisition of property other than Capital Stock, such Indebtedness was incurred in order to acquire or improve such property.
          “Attributable Indebtedness”: in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

          “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
          “Benefitted Lender”: as defined in Section 10.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Business”: as defined in Section 4.17(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Calculation Date”: two Business Days prior to the last Business Day of each calendar quarter (or any other day selected by the Administrative Agent in its discretion); provided that each date that is on or about the date of any issuance, drawdown, expiration or extension of an Alternative Currency Letter of Credit shall also be a “Calculation Date” with respect to the relevant Alternative Currency.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (other than those made pursuant to Permitted Acquisitions or Permitted Foreign Acquisitions) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding merchandise inventory acquired during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Expenditures (Expansion)”: for any period, with respect to any Person, any Capital Expenditures made by such Person in connection with the opening of new stores to be operated by such Person.
          “Capital Expenditures (Maintenance)”: for any period, with respect to any Person, any Capital Expenditures which do not constitute Capital Expenditures (Expansion) of such Person.
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) short term investments (not exceeding 35 days) in loans made to obligors having an investment grade rating from each of S&P and Moody’s; (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) investments by Foreign Subsidiaries in (A) bank accounts and cash management facilities maintained at one of the three largest banks in the country in which such Foreign Subsidiary maintains its chief executive office and (B) such investments as are comparable to the cash equivalents described in clauses (a) through (h) above that are customary investments for entities in such jurisdictions and that are consistent with the goal of preservation of capital and prudent under the circumstances.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: any Revolving Commitment.
          “Commitment Fee Rate”: on any date, (a) 0.50% if the Revolving Utilization is greater than or equal to 33-1/3% on such date and (b) otherwise, 0.625%.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund promptly a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund promptly any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated October 2006 and furnished to certain Lenders.
          “Consolidated Current Assets”: at any date, (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date and (b) without duplication of clause (a) above, the book value of all rental merchandise inventory of the Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.
          “Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation (excluding depreciation of rental merchandise) and amortization expense, including, without limitation, amortization of intangibles (including, but not limited to, goodwill) and organization costs, (d) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (e) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including (i) whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and (ii) gains resulting from below-par purchases of Term Loans), (c) any other non-cash income earned outside the ordinary course of business and (d) any cash payments made during such period in respect of items described in the immediately preceding clause (d) or (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses, losses or charges were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (including any indebtedness incurred or acquired in connection therewith) occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion); and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion). Notwithstanding anything to the contrary herein, if at any time the Permitted Non-Guarantor Subsidiaries represent (1) more than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter of the Borrower, (2) more than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower most recently ended, or (3) more than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower most recently ended, in each case as determined on a consolidated basis in conformity with GAAP consistently applied, then the Consolidated EBITDA attributable to such Permitted Non-Guarantor Subsidiaries shall be disregarded for purposes of calculating “Consolidated EBITDA” hereunder except to the extent actually distributed to the Borrower or a Domestic Subsidiary that is not a Permitted Non-Guarantor Subsidiary.
          “Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) the sum of Consolidated EBITDA for such period and, to the extent reducing Consolidated Net Income for such period, Consolidated Lease Expense for such period, less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (Maintenance) to (b) Consolidated Fixed Charges for such period.
          “Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period, (c) regular, scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding prepayments thereof) and (d) cash dividend payments made during such period in respect of any Qualified Preferred Stock.
          “Consolidated Funded Debt”: at any date, the aggregate principal amount of all Funded Debt (which, for purposes of the calculation of Consolidated Funded Debt, shall be deemed to exclude any unfunded portion of the Letters of Credit) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, commitment fees payable pursuant to Section 2.8 and net costs under Hedge Agreements in respect of such Indebtedness to the extent such net costs are allocable to such period in accordance with GAAP).
          “Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for such period.

          “Consolidated Senior Debt”: all Consolidated Funded Debt other than Subordinated Debt.
          “Consolidated Senior Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.
          “Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
          “Consolidated Net Income Amount”: at any date of determination, an amount equal to cumulative Consolidated Net Income from October 1, 2009 through the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1.
          “Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.
          “Consolidated Total Assets”: at any date, (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date and (b) without duplication of clause (a) above, the book value of all rental merchandise inventory of the Borrower and its Subsidiaries at such date.
          “Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Continuing Directors”: the directors of the Borrower on the First Amendment Effective Date, and each other director of the Borrower, if, in each case, such other director’s election, nomination for election or appointment to the board of directors of the Borrower is or was recommended or approved by at least a majority of the then Continuing Directors at the time of such director’s election, nomination for election or appointment to the board of directors of the Borrower.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, a “Default” under and as defined in the Senior Subordinated Note Indenture or the Senior Unsecured Note Indenture).
          “Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent and the Borrower, that (a) in the case of any Revolving Lender, has (i) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (ii) notified the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (iii) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans or (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) in the case of any Lender, has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings; provided, however, that a “Disposition” shall not include the non-exclusive license of intellectual property by a Subsidiary to another Subsidiary.
          “Disqualified Stock”: any Capital Stock or other ownership or profit interest of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock).
          “Documentation Agents”: as defined in the preamble hereto.
          “Dollar Equivalent”: with respect to the amount of any currency at any date, the equivalent in Dollars of such amount, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Calculation Date. Not later than 12:00 Noon, New York City time, on each Calculation Date, the Administrative Agent shall (a) determine the exchange rate as of such Calculation Date to be used for calculating the Dollar Equivalent amounts of each currency in which an Alternative Currency Letter of Credit or unreimbursed LC Disbursement in respect thereof is denominated and (b) give notice thereof to the Borrower. The exchange rates so determined shall become effective on the relevant Calculation Date and shall remain effective until the next succeeding Calculation Date.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan (other than any Eurodollar Loan having a seven-day Interest Period), the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, provided that if such rate does not appear on such page (or otherwise on such screen) the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent. If no such rate is available or if the Eurodollar Base Rate is being determined in connection with any Eurodollar Loan having a seven-day Interest Period, such rate shall be determined by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, if the Borrower selects an Interest Period of one or two months for a Eurodollar Tranche B Extended Term Loan, the Eurodollar Base Rate with respect thereto shall be determined by reference to the rate that would apply as set forth above to a Eurodollar Loan with an Interest Period of three months.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, an “Event of Default” under and as defined in the Senior Subordinated Note Indenture or the Senior Unsecured Note Indenture).

          “Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation (other than depreciation of rental merchandise) and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than Dispositions of (x) rental merchandise otherwise included in changes in Consolidated Working Capital and (y) inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) amounts paid or invested by the Insurance Subsidiary in the Borrower and its Subsidiaries as permitted by this Agreement (other than reimbursement of insurance claims to the Borrower or its Subsidiaries), over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Permitted Acquisitions or Permitted Foreign Acquisitions (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iv) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year (including prepayments of the Term Loans required by Section 7.5(e)), (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than any such payment of a facility that may thereafter be reborrowed), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income and (viii) the aggregate amount of cash paid to the Insurance Subsidiary by the Borrower and its Subsidiaries as insurance premiums and in additional capital contributions, to the extent the same are required to meet regulatory capital guidelines, policies or rules.
          “Excess Cash Flow Application Date”: as defined in Section 2.11(c).
          “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower, including any Foreign Subsidiary that would be a “controlled foreign corporation” as that term is defined under the Code.
          “Existing Credit Agreement”: as defined in the recitals hereto.
          “Existing Letter of Credit”: each letter of credit issued under the Existing Credit Agreement identified on Schedule 1.1 hereto that is outstanding on the Restatement Effective Date and each renewal of such letter of credit, each of which shall be deemed, on and after the Restatement Effective Date, to have been issued hereunder.
          “Existing Restated Credit Agreement”: this Agreement as in effect immediately prior to the First Amendment Effective Date.

          “Extended Term Loans”: the Tranche A Extended Term Loans and the Tranche B Extended Term Loans.
          “Facility”: the credit facility consisting of, as applicable, (a) the Tranche A Existing Term Loans (the “Tranche A Existing Term Facility”), (b) the Tranche A Extended Term Loans (the “Tranche A Extended Term Facility”), (c) the Tranche B Existing Term Loans (the “Tranche B Existing Term Facility”), (d) the Tranche B Extended Term Loans (the “Tranche B Extended Term Facility”) and (e) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “First Amendment Effective Date”: as defined in the First Amendment, dated as of December 2, 2009, to this Agreement, which date is December 3, 2009.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funded Debt”: as to any Person, on any date, (a) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the Reimbursement Obligations (but excluding, in the case of the Borrower, any Guarantee Obligations of the Borrower in respect of Indebtedness of franchisees, to the extent permitted by Section 7.2(h)), minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries on such date that is in excess of $25,000,000 and not subject to any Lien (other than pursuant to the Loan Documents).
          “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1 and the calculations of the Consolidated Leverage Ratio in respect of the Applicable Pricing Grid, GAAP shall be determined on the basis of such principles in effect on the Restatement Effective Date and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such

Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued or incurred a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Hedge Agreements”: all swaps, caps, collars or similar arrangements providing for protection against fluctuations in interest rates (whether from floating to fixed or from fixed to floating), currency exchange rates or commodities prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent, as applicable, (i) an Increased Facility Activation Notice pursuant to Section 2.1(d) or (ii) an Increased Revolving Facility Activation Notice pursuant to Section 2.2(b).
          “Increased Facility Activation Notice”: a notice substantially in the form of Exhibit E-1.

          “Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.
          “Increased Revolving Facility Activation Notice”: a notice substantially in the form of Exhibit E-2.
          “Increased Revolving Facility Closing Date”: any Business Day designated as such in an Increased Revolving Facility Activation Notice.
          “Incremental Lenders”: (a) on any Increased Facility Activation Date, the Lenders signatory to the applicable Increased Facility Activation Notice or Increased Revolving Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Loan.
          “Incremental Loans”: Incremental Revolving Loans and Incremental Term Loans.
          “Incremental Revolving Loans”: as defined in Section 2.2(b).
          “Incremental Term Loans”: Incremental Tranche A Extended Term Loans and Incremental Tranche B Extended Term Loans.
          “Incremental Tranche A Extended Term Loans”: as defined in Section 2.1(d).
          “Incremental Tranche B Extended Term Loans”: as defined in Section 2.1(d).
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person (other than any Qualified Preferred Stock) and all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; (j) all Attributable Indebtedness of such Person and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements (which, for purposes of such Section 8(e), will be deemed to have an outstanding principal amount equal to the net amount which would be payable (or would permit the counterparty thereto to cause to become payable) by the Borrower or Subsidiary party thereto (including any net termination payment) upon the occurrence of any default, event or condition specified in such Section 8(e)).
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.

          “Insurance Subsidiary”: Legacy Insurance Co., Ltd., a Bermuda company and a Wholly Owned Subsidiary of the Borrower formed for the sole purpose of writing insurance only for the risks of the Borrower and its Subsidiaries.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intellectual Property Security Agreement”: the Intellectual Property Security Agreements between certain Loan Parties and the Administrative Agent, substantially in the form of Exhibit B-1 to the Guarantee and Collateral Agreement.
          “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending seven days (in the case of Revolving Loans only) or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending seven days (in the case of Revolving Loans only) or one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period for a particular Facility that would extend beyond the final maturity date applicable thereto;
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
Notwithstanding the foregoing, clause (iii) above shall not apply to Eurodollar Loans having a seven-day Interest Period.

          “Investments”: as defined in Section 7.8.
          “Issuing Lender”: JPMorgan Chase Bank, N.A. (or any of its Affiliates), in its capacity as issuer of any Letter of Credit.
          “LC Disbursement”: as defined in Section 3.5.
          “LC Exposure”: with respect to any Revolving Lender, such Lender’s Revolving Percentage of the LC Obligations then outstanding.
          “LC Fee Payment Date”: (a) each date that is three Business Days after the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
          “LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount available for drawing of the then outstanding Letters of Credit and (b) the aggregate amount of LC Disbursements that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2(f). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998 published by the Institute of International Banking and Law Practice (or such latest version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “LC Participants”: the collective reference to all Revolving Lenders (including the Issuing Lender), as participants in each Letter of Credit.
          “Lenders”: as defined in the preamble hereto.
          “Letters of Credit”: the letters of credit issued pursuant to Section 3.1, which shall be deemed to include the Existing Letters of Credit.
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) or any purchase option, call option, right of first refusal or similar right.
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement, the Security Documents and the Notes.
          “Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.
          “Majority Facility Lenders”: (a) with respect to each of the Tranche A Existing Term Facility, the Tranche A Extended Term Facility, the Tranche B Existing Term Facility and the Tranche B Extended Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility and (b) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Extensions of Credit (or, prior to any termination of the Revolving

Commitments, the holders of more than 50% of the Total Revolving Commitments) outstanding under such Facility.
          “Margin Capital Stock”: Capital Stock issued by the Borrower that (i) constitutes “margin stock” within the meaning of such term under Regulation U as now or from time to time hereafter in effect and (ii) would, taking into account all other “margin stock” (within the meaning of such term under Regulation U as now or from time to time hereafter in effect) held by the Borrower or any of its Subsidiaries, cause the value of all such “margin stock” to exceed 25% of the value of all assets of the Borrower and its Subsidiaries that directly or indirectly secure (within the meaning of Regulation U) the Obligations.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Secured Parties hereunder or thereunder or (c) the validity, enforceability or priority of the Liens intended to be created by the Security Documents taken as a whole.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Moody’s”: as defined in the definition of Cash Equivalents.
          “Mortgage”: any mortgage or deed of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.
          “Mortgaged Property”: any real property of any Loan Party as to which the Administrative Agent for the benefit of the Secured Parties has been granted a Lien pursuant to any Mortgage.
          “Multiemployer Plan”: a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          “New Lender Supplement”: a supplement, substantially in the form of Exhibit F, pursuant to which a New Term Lender or a New Revolving Lender, as applicable, becomes a Lender hereunder.
          “New Revolving Lender”: as defined in Section 2.2(c).
          “New Term Lender”: as defined in Section 2.1(e).
          “Non-Excluded Taxes”: as defined in Section 2.19(a).
          “Non-U.S. Lender”: as defined in Section 2.19(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Loan Party to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) Obligations of the Borrower or any other Loan Party under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements and (iii) the amount of secured Obligations under any Specified Hedge Agreements shall not exceed the net amount, including any net termination payments, that would be required to be paid to the counterparty to such Specified Hedge Agreement on the date of termination of such Specified Hedge Agreement.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 10.6(b).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any acquisition, consisting of a single transaction or a series of related transactions, by the Borrower or any one or more of its Wholly Owned Subsidiary Guarantors (or Subsidiaries who will concurrently with such acquisition become Wholly Owned Subsidiary Guarantors) of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business, unit or division of, any Person organized under the laws of the United States or any state thereof (or a business, unit or division of any Person organized under the laws of any governmental instrumentality other than the United States or any state thereof, which business unit or division operates entirely within the United

States) (such business, unit or division, the “Acquired Business”), provided that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of “Purchase Price” (or some combination thereof), (b) the requirements of Section 6.10 have been satisfied with respect to such acquisition, (c) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, (d) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (e) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Business in such acquisition under Section 6.9 and 6.10 shall have been taken, (f) if the pro forma Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which the relevant financial information is available is greater than 2.75 to 1.00, the aggregate Purchase Price in respect of such acquisition and all other Permitted Acquisitions consummated during such fiscal year (including acquisitions made when this restriction is not applicable) shall not exceed, in such fiscal year, the sum of (i) $150,000,000 and (ii) an additional amount up to $50,000,000 to the extent not expended as Capital Expenditures (Expansion) during such fiscal year pursuant to Section 7.7, and (g) any such acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person (or whose business, unit or division is, as the case may be) being acquired.
          “Permitted Foreign Acquisition”: any acquisition, consisting of a single transaction or a series of related transactions, by the Borrower or any one or more of its Wholly Owned Subsidiary Guarantors (or Subsidiaries who will concurrently with such acquisition become Wholly Owned Subsidiary Guarantors) or Foreign Subsidiaries (that are Wholly Owned Subsidiaries) of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business, unit or division of, any Person organized under the laws of any governmental instrumentality other than the United States or any state thereof (or a business, unit or division of any Person organized under the laws of the United States or any state thereof, which business unit or division operates entirely outside of the United States) (such business, unit or division, the “Acquired Foreign Business”), provided that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of “Purchase Price” (or some combination thereof), (b) the requirements of Section 6.10 have been satisfied with respect to such acquisition, (c) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, (d) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (e) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Foreign Business in such acquisition under Section 6.9 and 6.10 shall have been taken, (f) the aggregate Purchase Prices in respect of such acquisition and all other Permitted Foreign Acquisitions consummated in accordance with this Agreement shall not exceed $300,000,000 from and after the Restatement Effective Date through the remaining term of this Agreement, and (g) any such acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person (or whose business, unit or division is, as the case may be) being acquired.
          “Permitted Investors”: the collective reference to the Speese Persons.
          “Permitted Non-Guarantor Subsidiary”: as defined in Section 6.9(c).

          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “PPA”: the Pension Protection Act of 2006.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
          “Pro Forma Financial Statements”: as defined in Section 4.1(a).
          “Projections”: as defined in Section 6.2(c).
          “Properties”: as defined in Section 4.17(a).
          “Purchase Price”: with respect to any Permitted Acquisition or Permitted Foreign Acquisition, the sum (without duplication) of (a) the amount of cash paid by the Borrower and its Subsidiaries in connection with such acquisition, (b) the value (as determined for purposes of such acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the Borrower issued or given as consideration in connection with such acquisition, (c) the Qualified Net Cash Equity Proceeds applied to finance such acquisition and (d) the principal amount (or, if less, the accreted value) at the time of such acquisition of all Assumed Indebtedness with respect thereto.
          “Qualified Net Cash Equity Proceeds”: the Net Cash Proceeds of any offering of Capital Stock of the Borrower, provided that (a) such offering was made in express contemplation of a Permitted Acquisition or Permitted Foreign Acquisition, (b) such Capital Stock is not mandatorily redeemable and (c) such Permitted Acquisition or Permitted Foreign Acquisition is consummated within 90 days after receipt by the Borrower of such Net Cash Proceeds.
          “Qualified Preferred Stock”: any preferred stock of the Borrower that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) (i) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock unless such conversion or exchange is subject, as a condition precedent thereto, to the Borrower’s ability to incur Indebtedness hereunder in accordance with the terms hereof, or (iii) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such preferred stock unless such redemption is subject, as a condition precedent thereto, to the Borrower’s ability to make a Restricted Payment of like amount in accordance with the terms hereof, (b) provide holders thereunder with any rights to any payments upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Loan Documents unless such payments would be permitted as Restricted Payments in accordance with the terms hereof, or (c) require the payment of cash dividends or other cash distributions to the extent the payment thereof would not be permitted at such time pursuant to this Agreement or any other agreement relating to borrowed money of the Borrower or any of its Subsidiaries; provided that, immediately after giving effect to the issuance of such preferred stock, the Borrower is in pro forma compliance with Section 7.1 (with such compliance calculated as of the last day of the most recent fiscal quarter for which the relevant financial information is available and demonstrated in a written certificate delivered to the Administrative Agent prior to the issuance of such preferred stock).
          “RAC East”: Rent-A-Center East, Inc., a Delaware corporation.
          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.
          “Reference Period”: with respect to any date, the period of four consecutive fiscal quarters of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, ending on such date.
          “Refunded Swingline Loans”: as defined in Section 2.6(b).
          “Refunding Date”: as defined in Section 2.6(c).
          “Register”: as defined in Section 10.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 amounts paid under Letters of Credit.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary of the Borrower other than a Specified Subsidiary (unless such Specified Subsidiary was the recipient of such Net Cash Proceeds)) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the businesses of the Borrower or any of its Subsidiaries.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or, in the case of a Recovery Event with respect to owned real property, 36 months after such Recovery Event) and (b) the date on which the Borrower (directly or indirectly through a Subsidiary of the Borrower) shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or president of the Borrower.
          “Restatement Effective Date”: November 15, 2006.
          “Restricted Payments”: as defined in Section 7.6.
          “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the First Amendment Effective Date is $350,000,000.
          “Revolving Commitment Period”: the period ending on the Revolving Scheduled Commitment Termination Date.
          “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s LC Exposure then outstanding and (c) such Lender’s Swingline Exposure then outstanding.
          “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
          “Revolving Loans”: as defined in Section 2.2.
          “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
          “Revolving Scheduled Commitment Termination Date”: September 30, 2013.
          “Revolving Utilization”: on any date, the quotient, expressed as a percentage, of the Total Revolving Extensions of Credit (determined excluding any Swingline Loans then outstanding) on such date divided by the Total Revolving Commitments on such date.
          “S&P”: as defined in the definition of Cash Equivalents.
          “Sale/Leaseback Transaction”: any arrangement providing for the leasing to the Borrower or any Subsidiary of real or personal property that has been or is to be (a) sold or transferred by the Borrower or any Subsidiary or (b) constructed or acquired by a third party in anticipation of a program of leasing to the Borrower or any Subsidiary.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “SEC Reports”: as defined in Section 4.18(b).
          “Secured Parties”: collectively, the Arranger, the Agents, the Lenders and, with respect to any Specified Hedge Agreement, any affiliate of any Lender party thereto (or any Person that was a Lender or an affiliate thereof when such Specified Hedge Agreement was entered into) that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto; provided that any counterparty to a Specified Hedge Agreement that is not a Lender shall have no rights in connection with the management or release of any Collateral or the obligations of any Guarantor under the Loan Documents.
          “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Subordinated Note Indenture”: the collective reference to each indenture, if any, entered into by the Borrower or any of its Subsidiaries in connection with any issuance of Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.
          “Senior Subordinated Notes”: any subordinated notes of the Borrower issued after the First Amendment Effective Date pursuant to Section 7.2(f).
          “Senior Unsecured Note Indenture”: the collective reference to each indenture, if any, entered into by the Borrower or any of its Subsidiaries in connection with any issuance of Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

          “Senior Unsecured Notes”: any senior unsecured notes of the Borrower that (a) have no scheduled principal payments prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such senior unsecured notes and (b) have terms (excluding the interest rate) no less favorable in any material respect to the Borrower and its Subsidiaries (taken as a whole) and the Lenders (taken as a whole) than those applicable to offerings of “high-yield” senior unsecured debt by similar issuers of similar debt at or about the same time, as evidenced by written advice of the Borrower’s financial advisors of recognized national standing. For avoidance of doubt, senior unsecured notes of the Borrower shall only constitute “Senior Unsecured Notes” if any one or more Subsidiaries of the Borrower has a Guarantee Obligation in respect thereof.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA.
          “Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the realization of the current assets of such Person in the ordinary course of business will be sufficient for such Person to pay recurring current debt, short-term debt and long-term debt service as such debts mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “Change of Control” or similar event (however defined) as defined in any Senior Subordinated Note Indenture or Senior Unsecured Note Indenture.
          “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Hedge Agreement was entered into as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower or such Subsidiary, as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.
          “Specified Subsidiaries”: the collective reference to the Insurance Subsidiary, any Excluded Foreign Subsidiary and any Permitted Non-Guarantor Subsidiary.
          “Speese Persons”: the collective reference to Mark E. Speese, any person having a relationship with Mark E. Speese by blood, marriage or adoption not more remote than first cousin and any trust established for the benefit of any such person.
          “Stock Payments”: as defined in Section 7.6(b).

          “Subordinated Debt”: any unsecured subordinated notes issued by the Borrower in a transaction permitted by Section 7.2(f).
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Subsidiary Guarantor”: each Subsidiary of the Borrower other than the Specified Subsidiaries.
          “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $35,000,000.
          “Swingline Exposure”: with respect to any Revolving Lender, such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
          “Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.
          “Swingline Loans”: as defined in Section 2.3.
          “Swingline Participation Amount”: as defined in Section 2.6(c).
          “Syndication Agent”: as defined in the preamble hereto.
          “Taxes”: as defined in Section 2.19(a).
          “Term Lenders”: the collective reference to each holder of a Term Loan.
          “Term Loans”: the collective reference to the Tranche A Term Loans and the Tranche B Term Loans.
          “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
          “Tranche A Existing Term Loan”: each Term Loan that amortizes as described in Section 2.7(a).
          “Tranche A Extended Term Loan”: (a) each Term Loan that amortizes as described in Section 2.7(b) and (b) each Incremental Tranche A Extended Term Loan.
          “Tranche A Term Loans”: the collective reference to the Tranche A Existing Term Loans and the Tranche A Extended Term Loans.

          “Tranche B Existing Term Loan”: each Term Loan that amortizes as described in Section 2.7(c).
          “Tranche B Extended Term Loan”: (a) each Term Loan that amortizes as described in Section 2.7(d) and (b) each Incremental Tranche B Extended Term Loan.
          “Tranche B Term Loans”: the collective reference to the Tranche B Existing Term Loans and the Tranche B Extended Term Loans.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.
          “United States”: the United States of America.
          “U.S. Tax Compliance Certificate”: as defined in Section 2.19(d).
          “Voting Stock”: with respect to any Person, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.
          1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
               (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

               (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
               (e) Unless the context otherwise requires, all calculations of amounts relating to Alternative Currency Letters of Credit shall be based on the Dollar Equivalent thereof.
               (f) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2. AMOUNT AND TERMS OF FACILITIES
          2.1. Term Loans; Incremental Term Loans (a) Effective on the First Amendment Effective Date, each Tranche A Term Loan outstanding under the Existing Restated Credit Agreement shall either be maintained hereunder as a Tranche A Existing Term Loan or converted to a Tranche A Extended Term Loan, in each case in amounts for each relevant Term Lender as specified on Annex A hereto.
          (b) Effective on the First Amendment Effective Date, each Tranche B Term Loan outstanding under the Existing Restated Credit Agreement shall either be maintained hereunder as a Tranche B Existing Term Loan or converted to a Tranche B Extended Term Loan, in each case in amounts for each relevant Term Lender as specified to such Term Lender in a notice from the Administrative Agent delivered on or about the First Amendment Effective Date.
          (c) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.12.
          (d) The Borrower and any one or more Term Lenders may from time to time agree that such Term Lenders shall increase the amount of their Tranche A Extended Term Loans (“Incremental Tranche A Extended Term Loan”) or Tranche B Extended Term Loans (“Incremental Tranche B Extended Term Loan”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date, (iii) the applicable maturity date for such Loans, (iv) the amortization schedule for such Incremental Term Loans, which shall comply with the next succeeding sentence, and (v) the Applicable Margin for such Incremental Term Loans. The amortization schedule for any Incremental Term Loans shall be either (i) identical, on a percentage basis, to the then remaining amortization schedule for the Tranche A Extended Term Loans (in which case such Incremental Term Loans shall constitute “Incremental Tranche A Extended Term Loans”) and such Incremental Tranche A Extended Term Loans shall mature on September 30, 2013 or (ii) identical to or longer than, on a percentage basis, the then remaining amortization schedule for the Tranche B Extended Term Loans (in which case such Incremental Term Loans shall constitute “Incremental Tranche B Extended Term Loans”) and such Incremental Tranche B Extended Term Loans shall mature on or after

March 31, 2015. Other than with respect to the pricing, amortization and final maturity date applicable thereto, the Incremental Term Loans shall otherwise have the same terms as are applicable to the then outstanding Tranche A Extended Term Loans or Tranche B Extended Term Loans, as applicable. Notwithstanding the foregoing, without the consent of the Required Lenders, the aggregate amount of Incremental Term Loans plus Incremental Revolving Commitments obtained pursuant to Section 2.2(b) shall not exceed $150,000,000. No Term Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion. The Borrower agrees to take all actions reasonably requested by the Administrative Agent such that, as promptly as practicable after any borrowing of Incremental Term Loans, each relevant Term Lender shall hold a ratable portion of each Eurodollar Tranche applicable to the Tranche A Extended Term Loans or the Tranche B Extended Term Loans, as the case may be.
          (e) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Term Lender” under this Agreement in connection with any transaction described in Section 2.1(d) shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity (a “New Term Lender”) shall become a Term Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
          2.2. Revolving Commitments; Revolving Loans; Incremental Revolving Loans. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans hereunder (together with the Incremental Revolving Loans defined below, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s LC Exposure and Swingline Exposure, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.
          (b) The Borrower and any one or more Revolving Lenders may agree that each such Lender shall increase the amount of its existing Revolving Commitment (the “Incremental Revolving Commitment”) to make incremental revolving credit loans (the “Incremental Revolving Loans”) by executing and delivering to the Administrative Agent an Increased Revolving Facility Activation Notice specifying (i) the amount of such increase and (ii) the Increased Revolving Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of Incremental Revolving Commitments obtained pursuant to this paragraph plus Incremental Term Loans obtained pursuant to Section 2.1(d) shall not exceed $150,000,000 and (ii) no more than three Increased Revolving Facility Closing Dates may be selected by the Borrower during the term of this Agreement. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
          (c) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Revolving Lender” under this Agreement in connection with any transaction described in Section 2.2(b) shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity (a “New Revolving Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

          (d) For the purpose of providing that the respective amounts of Revolving Loans that are Eurodollar Loans (and Eurodollar Tranches in respect thereof) held by the Revolving Lenders are held by them on a pro rata basis according to their respective Revolving Percentages, on each Increased Revolving Facility Closing Date (i) all outstanding Revolving Loans that are Eurodollar Loans shall be converted into a single Revolving Loan that is a Eurodollar Loan (with an interest period to be selected by the Borrower), and upon such conversion the Borrower shall pay any amounts owing pursuant to Section 2.20, if any, (ii) any new borrowings of Revolving Loans on such date shall also be part of such single Revolving Loan and (iii) all Revolving Lenders (including the New Revolving Lenders) shall hold a portion of such single Revolving Loan equal to its Revolving Percentage thereof and any fundings on such date shall be made in such a manner so as to achieve the foregoing.
          2.3. Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
          2.4. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (a) which notice, in the case of Term Loans to be made on the Restatement Effective Date, must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Restatement Effective Date with respect to ABR Loans and three Business Days prior to the anticipated Restatement Effective Date with respect to Eurodollar Loans, requesting that the Term Lenders (other than Term Lenders that are only converting Existing Term Loans) make Term Loans on the Restatement Effective Date, or (b) in the case of Incremental Term Loans, which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Increased Facility Closing Date for such Loans with respect to any such Loans that are ABR Loans and three Business Days prior to such anticipated Increased Facility Closing Date with respect to Eurodollar Loans, requesting that the relevant Term Lenders make such Incremental Term Loans on the applicable Increased Facility Closing Date, and in each case specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Restatement Effective Date each relevant Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in like funds.
          2.5. Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $2,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.6 and the Borrower may request borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 3.5.
          (b) Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent or, if the borrowing was made pursuant to Section 3.5, by paying the Issuing Bank the amounts funded by it with respect to the Letter of Credit drawing which gave rise to such borrowing.
          2.6. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may (and, not later than 10 Business Days after the making of a Swingline Loan, shall) on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time (with a copy of such notice being provided to the Borrower), request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans (with notice of such charge being provided to the Borrower, provided that the failure to give such notice shall not affect the validity of such charge).

          (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.6(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.7. Repayment of Loans. (a) The Tranche A Existing Term Loans shall mature in quarterly installments in the respective amounts set forth below opposite the applicable installment date (provided, that the aggregate amount of the final installment shall in any event equal the aggregate then outstanding principal amount of such Tranche A Existing Term Loans):

Installment	Principal Amount
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$2,500,000
September 30, 2010	$18,750,000
December 31, 2010	$18,750,000
March 31, 2011	$18,750,000
June 30, 2011	$18,750,000
          (b) The Tranche A Extended Term Loans (other than the Incremental Tranche A Extended Term Loans) shall mature in quarterly installments in the respective amounts set forth below opposite the applicable installment date (provided, that the aggregate amount of the final installment shall in any event equal the aggregate then outstanding principal amount of such Tranche A Extended Term Loans):

Installment	Principal Amount
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$2,500,000
September 30, 2010	$2,500,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$13,125,000
March 31, 2013	$13,125,000
June 30, 2013	$13,125,000
September 30, 2013	$13,125,000
          (c) The Tranche B Existing Term Loans shall mature in quarterly installments in the respective amounts set forth below opposite the applicable installment date (provided, that the aggregate amount of the final installment shall in any event equal the aggregate then outstanding principal amount of such Tranche B Existing Term Loans):

Installment	Principal Amount
December 31, 2009	$642,266.27
March 31, 2010	$642,266.27
June 30, 2010	$642,266.27
September 30, 2010	$642,266.27
December 31, 2010	$642,266.27
March 31, 2011	$642,266.27
June 30, 2011	$642,266.27
September 30, 2011	$20,220,881.24
December 31, 2011	$37,332,945.06
March 31, 2012	$61,015,295.69
June 30, 2012	$61,015,295.68
          (d) The Tranche B Extended Term Loans (other than the Incremental Tranche B Extended Term Loans) shall mature in quarterly installments in the respective amounts set forth below opposite the applicable installment date (provided, that the aggregate amount of the final installment shall in any event equal the aggregate then outstanding principal amount of such Tranche B Extended Term Loans):

Installment	Principal Amount
December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
March 31, 2012	$750,000
June 30, 2012	$750,000
September 30, 2012	$750,000
December 31, 2012	$750,000
March 31, 2013	$750,000
June 30, 2013	$750,000
September 30, 2013	$750,000
December 31, 2013	$750,000
March 31, 2014	$750,000
June 30, 2014	$71,625,000
September 30, 2014	$71,625,000
December 31, 2014	$71,625,000
March 31, 2015	$71,625,000
          (e) The Borrower shall repay all outstanding Revolving Loans and Swingline Loans on the Revolving Scheduled Commitment Termination Date.
          (f) The Borrower shall repay all Incremental Term Loans in accordance with the applicable Increased Facility Activation Notice and Section 2.1(d).
          2.8. Commitment Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee accruing during the Revolving Commitment Period, computed at a per annum rate equal to the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable on the last day of each March, June, September and December and on the Revolving Scheduled Commitment Termination Date.
          (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.
          2.9. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
          2.10. Optional Prepayments. Subject to Section 2.17, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and, if applicable, whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
          2.11. Mandatory Prepayments. (a) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans.
          (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 75% of such Net Cash Proceeds shall be applied within five Business Days following such date toward the prepayment of the Term Loans; provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed, in any fiscal year of the Borrower, an amount equal to 5% of Consolidated Total Assets as of the last day of the Borrower’s immediately preceding fiscal year, and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans; provided, further, that, notwithstanding the foregoing, the Borrower shall not be required to prepay the Term Loans in accordance with this paragraph (b) except to the extent that the Net Cash Proceeds from all Asset Sales which have not been so applied equals or exceeds $20,000,000 in the aggregate.
          (c) If, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow and the Consolidated Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.75 to 1.00, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) If on any Calculation Date, the Total Revolving Extensions of Credit exceed 105% of the Total Revolving Commitments or the Alternative Currency LC Exposure exceeds 105% of the Alternative Currency LC Commitment, the Borrower shall, without notice or demand, within three Business Days after such Calculation Date, prepay the Revolving Loans (or, if no Revolving Loans remain outstanding, cash collateralize Letters of Credit in a manner satisfactory to the Administrative Agent) in an aggregate amount such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments and the Alternative Currency LC Exposure does not exceed the Alternative Currency LC Commitment.
          (e) The application of any prepayment of Loans pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under

Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and shall in every case be without premium, charge or penalty on account of such prepayment except such as would otherwise be due on account of a prepayment prior to the last day of an Interest Period.
          2.12. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period”, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.13. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Eurodollar Tranches shall be outstanding at any one time.
          2.14. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee, Letter of Credit fee or other amount payable hereunder shall not be paid when due (whether at the stated

maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.15. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).
          2.16. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

          2.17. Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Loans hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments shall be made pro rata according to the Revolving Percentages of the Revolving Lenders.
          (b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders; provided, that optional prepayments shall be allocated to the Tranche A Existing Term Loans, the Tranche A Extended Term Loans, the Tranche B Existing Term Loans and/or the Tranche B Extended Term Loans as directed by the Borrower. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Existing Term Loans, the Tranche A Extended Term Loans, the Tranche B Existing Term Loans and the Tranche B Extended Term Loans, as the case may be, on a pro rata basis based upon the respective then remaining principal amounts thereof; provided, that optional prepayments shall be allocated to the installments of the relevant Term Loans as directed by the Borrower. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
          (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

          (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          2.18. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Restatement Effective Date:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify (no more frequently than quarterly) the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which may be submitted no more frequently than quarterly), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.
          (c) In determining any additional amounts payable pursuant to this Section 2.18, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.18 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.18, shall give prompt written notice of such determination to the Borrower, which notice shall show the basis for calculation of such additional amounts. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.19. Taxes. (a) Except as otherwise required due to a Requirement of Law, (a) all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”). If any Taxes, excluding, with respect to the Administrative Agent or any Lender hereunder, (i) Taxes imposed on (or measured by) its net income or net profits (however denominated) and franchise taxes imposed on it by the United States, by any state thereof or by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located (or, in the case of such Lender, in which its applicable lending office is located) or as a result of a present or former connection between it and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from it having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (ii) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (i) above (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof (or if the relevant Governmental

Authority does not provide a receipt, other reasonable evidence of payment thereof). If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure
          (d) Any Lender that is not a “United States person” as defined by section 7701(a)(30) of the Code (a “Non-U.S. Lender”) and that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than the United States federal withholding tax, the completion, execution and submission of such forms shall not be required if in the Non-U.S. Lender’s judgment such completion, execution or submission would materially prejudice the legal position of such Non-U.S. Lender.
Without limiting the generality of the foregoing, any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:
          (i) in the case of any Non-U.S. Lender claiming eligibility for the benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8BEN,
          (ii) in the case of any Non-U.S. Lender claiming an exemption from United States federal withholding tax because the payments hereunder are effectively connected with a United States trade or business conducted by such Non-U.S. Lender, duly completed copies of Internal Revenue Service Form W-8ECI,
          (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that (A) such Non-U.S. Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with a United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
          (iv) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable, or
          (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made.
Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
          (e) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          (f) If any Lender receives a refund of any Non-Excluded Taxes or Other Taxes paid or indemnified by the Borrower under this Section 2.19, such Lender shall pay the amount of such refund to the Borrower within 15 days of the date it received such refund.
          (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.20. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.21. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18, 2.19(a) or 2.23 with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18, 2.19(a) or 2.23.
          2.22. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Any such replacement with respect to a Defaulting Lender may involve a partial replacement of the Loans and/or Revolving Commitment of such Defaulting Lender, as determined by the Borrower with the consent of the Administrative Agent (which consent shall not be unreasonably withheld).
          2.23. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.20.
          2.24. Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
          (a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);
          (b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

          (c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Revolving Lenders’ Revolving Extensions of Credit does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably satisfactory to the Administrative Agent for so long as such LC Exposure is outstanding, the prepayment or cash collateralization of which may be financed with proceeds of Revolving Loans or Swingline Loans provided that the conditions precedent set forth in Section 5.2 are satisfied at such time;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.24(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Revolving Lenders is reallocated pursuant to Section 2.24(c), then the fees payable to the Revolving Lenders pursuant to Section 2.8(a) and 3.3(a) shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Revolving Percentages; and
     (v) if any such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;
          (d) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.24(c)(i) (and any such Defaulting Lenders shall not participate therein); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the Borrower and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Lender or Swingline Lender, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future funding obligations of the Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future participating interest in any Swingline Loan or Letter of Credit, (iv) fourth, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, unless such Defaulting Lender has no remaining unutilized Revolving Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations in respect of LC Disbursements as to which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all non-Defaulting Revolving Lenders pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Lender.
          (f) Upon not less than three Business Days’ prior notice to such Defaulting Lender and the Administrative Agent (which the Administrative Agent will promptly provide to the Lenders, the Issuing Lender and the Swingline Lender), the Borrower shall have the right to terminate the then unused Revolving Commitment of such Defaulting Lender, after taking into account the portion of such Revolving Commitment, if any, which theretofore has been, or substantially contemporaneous therewith is being, assigned pursuant to Section 2.22. In the event of any such termination, future extensions of credit under the Revolving Facility shall be allocated to the non-Defaulting Revolving Lenders in a manner that disregards the existence of any remaining Revolving Commitment of such Defaulting Lender.
          In the event that the Administrative Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
          The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, in consultation with the Borrower, to the extent necessary to give effect to the provisions of this Section 2.24. The provisions of this Section 2.24 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lender, the Issuing Lender and the Borrower.

SECTION 3. LETTERS OF CREDIT
          3.1. LC Commitments. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the LC Participants set forth in this Section 3, agrees to issue, on any Business Day, Letters of Credit for the account of the Borrower (including the account of the Borrower acting on behalf of any of its Subsidiaries) in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the Total Revolving Commitments or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. It is understood that the Existing Letters of Credit shall be deemed to constitute Letters of Credit hereunder. Each Letter of Credit shall (i) be denominated in Dollars or (if and to the extent agreed in writing from time to time between the Issuing Lender and the Borrower, and provided that no Alternative Currency Letter of Credit shall be issued if, after giving effect thereto, the Alternative Currency LC Exposure shall exceed the Alternative Currency LC Commitment) in one or more Alternative Currencies and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Scheduled Commitment Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above; provided, however, that the Administrative Agent and the Issuing Lender may agree (such agreement not to be unreasonably withheld) with respect to any Letter of Credit that clause (y) above shall not be applicable to such extensions so long as by the Revolving Credit Termination Date such Letter of Credit shall be either cash collateralized at 105% of face value, or supported by a back-to-back letter of credit in form and substance satisfactory to the Administrative Agent and the Issuing Lender).
          (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.
          (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any LC Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor (and, with respect to Letters of Credit, delivery of a copy of such Application to the Administrative Agent), completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (and, with respect to Letters of Credit, to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount and stated maturity thereof).
          3.3. Fees and Other Charges. (a) The Borrower will pay a Letter of Credit fee calculated at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and payable on the face amount of all outstanding Letters of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each LC Fee Payment Date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit that is available for drawing, payable quarterly in arrears on each LC Fee Payment Date.
          (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4. LC Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk an undivided interest equal to such LC Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit (including, for the avoidance of doubt, any portion of an Existing Letter of Credit deemed to be a Letter of Credit in accordance with Section 3.1 and as indicated on Schedule 1.1) issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each LC Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such LC Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Administrative Agent’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to such LC Participant’s Revolving Percentage of the relevant LC Disbursement (or, in the case of an Alternative Currency Letter of Credit, the Dollar Equivalent thereof), or any part thereof, that is not so reimbursed.
          (b) If any amount required to be paid by any LC Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the LC Participants, and each such LC Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any LC Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such LC Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of the Issuing Lender shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Administrative Agent submitted on behalf of the Issuing Lender to any LC Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any LC Participant’s pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent for the account of such LC Participant (and thereafter the Administrative Agent will promptly distribute to such LC Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such LC Participant shall return to the Administrative Agent for the account of the Issuing Lender (and thereafter the Administrative Agent shall promptly return to the Issuing Lender) the portion thereof previously distributed by the Issuing Lender.
          (d) Each LC Participant’s obligation to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          3.5. Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender in accordance with this Section upon notification to the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (i) such draft so paid (an “LC Disbursement”) and (ii) any taxes, fees, charges or other reasonable costs or expenses incurred by the Issuing Lender in connection with such payment.
          (b) If the Borrower is notified as provided in the immediately preceding sentence by 2:00 P.M., New York City time, on any day, then the Borrower shall so reimburse the Issuing Lender by 12:00 Noon, New York City time, on the next succeeding Business Day, and, if so notified after 2:00 P.M., New York City time, on any day, the Borrower shall so reimburse the Issuing Lender by 12:00 Noon, New York City time, on the second succeeding Business Day.
          (c) Each drawing under a Letter of Credit shall (unless an event of the type described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures set forth in Section 3.4 for the funding of participations shall apply, and other than an LC Disbursement in respect of an Alternative Currency Letter of Credit) constitute a request by the Borrower to the Administrative Agent for a borrowing, in the amount of such drawing of ABR Revolving Loans pursuant to Section 2.5 (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing of Swingline Loans pursuant to Section 2.6). The Borrowing Date with respect to any such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made pursuant to Section 2.5 (or, if applicable, Section 2.7) if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.
          (d) Each payment under this Section 3.5 shall be made to the Issuing Lender at its address for notices specified herein in immediately available funds in (i) in the case of any Letter of Credit which is not an Alternative Currency Letter of Credit, Dollars, and (ii) in the case of any Alternative Currency Letter of Credit, the relevant Alternative Currency. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full, at the rate set forth in (i) until the second Business Day following the date of payment of the applicable drawing, Section 2.14(b) and (ii) thereafter, Section 2.14(c), in each case payable on demand. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Lender or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (i) pay the amount of any such tax requested by the Administrative Agent, the Issuing Lender or such Revolving Lender, as the case may be, or (ii) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement. If the Borrower fails to reimburse the Issuing Lender for the amount of any LC Disbursement in respect of an Alternative Currency Letter of Credit, (i) automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such LC Disbursement and (ii) the Administrative Agent shall notify the Issuing Lender and each Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof.
          3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions constituting gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.
          3.7. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
          3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
          4.1. Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2008, and the related consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Borrower as at September 30, 2009, and the related unaudited consolidated and consolidating statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated and consolidating cash flows for the nine-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes). Such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
          4.2. No Change. Since December 31, 2008 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3. Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its organization, (b) has the power (corporate or otherwise) and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power (corporate or otherwise) and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary action (corporate or otherwise) to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been or will be obtained or made and are in full force and effect on the First Amendment Effective Date, (ii) the filings referred to in Section 4.19, (iii) filings with the SEC on Form 8-K that may be required to be made following the execution and delivery hereof in connection herewith and (iv) immaterial consents, authorizations, filings and notices. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any

Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.
          4.6. Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
          4.7. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8. Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.
          4.9. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.
          4.10. Taxes. (a) The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority to the extent due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be) and (b) except for Liens for Taxes not yet delinquent, no material Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, that could give rise to a material Tax Lien for any unpaid Tax on any asset or property of the Borrower or its Subsidiaries, except to the extent that the validity thereof is being contested in good faith pursuant to appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
          4.11. Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect except in compliance with the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR
Form U-1, as applicable, referred to in Regulation U.

          4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.
          4.13. ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made: (a) neither a Reportable Event nor a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or 4975(f)(e) of the Code) has occurred with respect to any Plan; (b) prior to the effective date of the PPA, no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and on and after the effective date of the PPA, no failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) has occurred with respect to any Single Employer Plan, whether or not waived; (c) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (d) no Single Employer Plan has been determined to be, or expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) no termination of a Single Employer Plan has occurred; (f) no Lien against the Borrower or any Commonly Controlled Entity and in favor of the PBGC or a Single Employer Plan has arisen; (g) the actuarial present value of the accumulated plan benefits of each Single Employer Plan (determined utilizing the assumptions used for purposes of Financial Accounting Standards No. 87) did not, as of the date of the recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Single Employer Plan allocable to such accrued benefits; (h) neither the Borrower nor any Commonly Controlled Entity has incurred or, to the knowledge of the Borrower, is reasonably expected to incur, any Withdrawal Liability under ERISA to any Multiemployer Plan; and (i) neither the Borrower nor any Commonly Controlled Entity has received notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in Reorganization, Insolvent, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
          4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
          4.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents or as set forth on Schedule 4.15.
          4.16. Use of Proceeds. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes.
          4.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

     (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by Borrower or its Subsidiaries of, or could give rise to liability of Borrower or its Subsidiaries under, any Environmental Law;
     (b) neither the Borrower nor any of its Subsidiaries has received any notice of, or is otherwise aware of, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business presently or formerly operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of by or on behalf of the Borrower or its Subsidiaries from the Properties or otherwise in connection with the Business, in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored, or disposed of, or have otherwise come to be located at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at, to, on, under or from the Properties or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability of Borrower or its Subsidiaries under Environmental Laws;
     (f) the Borrower, its Subsidiaries, the Business, the Properties and all operations at the Properties are in compliance and have in the last five years been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) neither the Borrower nor any of its Subsidiaries has, by contract or by operation of law, assumed any liability of any other Person or agreed to indemnify any other person for liability under Environmental Laws.
          4.18. Accuracy of Information, etc. (a) No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the

Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          (b) The Annual Report on Form 10-K of the Borrower for the year ended December 31, 2008 (the “SEC Report”) as of its filing date complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder. The SEC Report at the time of filing did not contain any untrue statements of material fact or omitted a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Forward looking statements and other statements contained in the SEC Report are subject to the cautionary language and risk factors contained in the SEC Report.
          4.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described in Section 3 thereof and proceeds of such Collateral. In the case of (i) the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock certificates representing such certificated Pledged Equity Interests are delivered to the Administrative Agent or when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent) in appropriate form are filed in the offices specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than motor vehicles, aircraft, vessels, Deposit Accounts (as defined in the Guarantee and Collateral Agreement), leasehold estates in real property and intellectual property registrations outside the United States) and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).
          (b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof and constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except Liens permitted by Section 7.3. Schedule 4.19(b) lists, as of the Restatement Effective Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $750,000.
          4.20. Solvency. Each Loan Party is on the Restatement Effective Date (after giving effect to the Acquisition and the other transactions contemplated by this Agreement), and will continue to be, Solvent.

          4.21. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in each Senior Subordinated Note Indenture, if any. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in each Senior Subordinated Note Indenture, if any.
          4.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
          4.23. Insurance. Each of the Borrower and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Borrower or any of its Subsidiaries (a) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.
          4.24. Lease Payments. Each of the Borrower and its Subsidiaries has paid all payments required to be made by it within any specified grace periods under leases of real property where any of the Collateral is or may be located from time to time (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be), except as could not reasonably be expected to have a Material Adverse Effect; no landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such payments, in each case that could, when taken together with any other such liens or claims, reasonably be expected to have a Material Adverse Effect.
SECTION 5. CONDITIONS PRECEDENT
          5.1. [INTENTIONALLY OMITTED].
          5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (including any Incremental Term Loan) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by and issuance, increase or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance, increase or extension of such Letter of Credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Borrower hereby agrees that, so long as any Revolving Commitment remains in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:
          6.1. Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall promptly provide to each Lender, by posting to Intralinks or otherwise):
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes thereto).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
          6.2. Certificates; Other Information. Furnish to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, and (y) to the extent not previously disclosed to the Administrative Agent, a report describing each new Subsidiary of any Loan Party, any change in the name or jurisdiction of organization of any Loan Party and any new fee owned real property or material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y);

     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income, resulting applicable financial covenant ratios and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
     (d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that delivery of the Report on Form 10-Q filed with the SEC with respect to such fiscal quarter shall be deemed to satisfy the foregoing requirement;
     (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture or the Senior Unsecured Note Indenture if the effectiveness thereof requires the approval of any percentage of the holders of Indebtedness thereunder;
     (f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and
     (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.
          6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate (or other) existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption expense coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) subject to the provisions of Section 10.14, permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.
          6.7. Notices. Promptly give notice to the Administrative Agent (and the Administrative Agent shall promptly provide such notice to each Lender, by posting to Intralinks or otherwise) of:
     (a) the occurrence of any Default or Event of Default;
     (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if reasonably expected to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
     (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which (x) the amount claimed is (i) $30,000,000 or more and (ii) not covered by insurance or (y) injunctive or similar relief is sought which could reasonably be expected to be granted and which, if granted, could reasonably be expected to have a Material Adverse Effect;
     (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan or a Multiemployer Plan that, in each case, could reasonably be expected to have a Material Adverse Effect, a determination that any Single Employer Plan is in “at risk” status, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination of any Single Employer Plan, any withdrawal from, of the termination, Reorganization or Insolvency of, any Multiemployer Plan of the determination that any Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;
     (e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its Commonly Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the

Borrower shall provide copies of such documents and notices to the Administrative Agreement promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period; and
     (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.8. Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) comply with, and contractually require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and contractually require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and
     (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9. Additional Collateral, etc. (a) With respect to any property acquired after the Restatement Effective Date by the Borrower or any of its Subsidiaries (other than (v) Capital Stock issued by the Borrower, (w) any vehicles, aircraft, vessels, leasehold interests, foreign registrations related to intellectual property, and any immaterial inventory and equipment, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (j) and (z) property acquired by any Specified Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
               (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Restatement Effective Date by the Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) or (j) and (z) real property acquired by any Specified Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
               (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Restatement Effective Date by the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or a Permitted Non-Guarantor Subsidiary but shall exclude the Insurance Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (except Capital Stock constituting Investments permitted under Section 7.8(g) or (j)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments; provided that such new Subsidiary shall not be required to comply with the requirements of clause (iii) above if (w) such Subsidiary is not a Wholly Owned Subsidiary, (x) the Investment in such Subsidiary is permitted under Section 7.8(m), (y) such Subsidiary promptly notifies the Administrative Agent in writing of its election not to comply with the requirements of clause (iii) above and (z) such Subsidiary, together with each other Subsidiary that elects not to comply with the requirements of clause (iii) above, represents, as of the date of such notice under the foregoing clause (y), (1) less than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended fiscal quarter of the Borrower, (2) less than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower most recently ended, and (3) less than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the four fiscal quarters of the Borrower most recently ended, in each case as determined on a consolidated basis in conformity with GAAP consistently applied (any such new Subsidiary, a “Permitted Non-Guarantor Subsidiary”).
               (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Restatement Effective Date by the Borrower or any of its Subsidiaries (other than any Specified Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any such Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein; provided that the Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 6.9(d) if the Administrative Agent, in its sole discretion, determines the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

          6.10. Permitted Acquisitions and Permitted Foreign Acquisitions. Deliver to the Lenders, within 30 Business Days after the closing date of any Permitted Acquisition or Permitted Foreign Acquisition involving a Purchase Price greater than or equal to $75,000,000, each of the following: (a) a description of the property, assets and/or equity interest being purchased, in reasonable detail; (b) a copy of the purchase agreement pursuant to which such acquisition was or is to be consummated or a term sheet or other description setting forth the essential terms and the basic structure of such acquisition; (c) projected statements of income for the entity that is being acquired (or the assets, if an acquisition of assets) for at least a two-year period following such acquisition (including a summary of assumptions or pro forma adjustments for such projections); (d) to the extent made available to the Borrower, historical financial statements for the entity that is being acquired (or the assets, if an acquisition of assets) (including balance sheets and statements of income, retained earnings and cash flows for at least a two-year period prior to such acquisition); and (e) confirmation, supported by detailed calculations, that the Borrower and its Subsidiaries would have been in compliance with all the covenants in Section 7.1 for the fiscal quarter ending immediately prior to the consummation of such acquisition, with such compliance determined on a pro forma basis as if such acquisition had been consummated on the first day of the Reference Period ending on the last day of such fiscal quarter.
          6.11. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
SECTION 7. NEGATIVE COVENANTS
          The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1. Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.25 to 1.00.
          (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 1.35 to 1.00.
          7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (ii) Indebtedness of the Borrower and of any Subsidiary to the Insurance Subsidiary in an aggregate amount not to exceed $65,000,000 at any time outstanding that cannot be subordinated to the obligations of such Loan Party under the Loan Documents for regulatory reasons or would cause the carrying value for regulatory valuation purposes to be decreased and (iii) Indebtedness of the Insurance Subsidiary permitted by Section 7.8(f);
     (c) (i) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor or any Foreign Subsidiary;
     (d) Indebtedness (other than the Indebtedness referred to in Section 7.2(b), (e), (f), (h) and (j)) outstanding on the Restatement Effective Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity or any scheduled amortization date of, the principal amount (or any amortization payment amount) thereof);
     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g);
     (f) (i) subject to pro forma compliance with Section 7.1 (as demonstrated in a written certificate delivered to the Administrative Agent prior to the issuance thereof), unsecured subordinated notes of the Borrower that (x) have no scheduled principal payments prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such subordinated notes and (y) have terms (including subordination terms, but excluding the interest rate) no less favorable in any material respect to the Borrower and its Subsidiaries (taken as a whole) and the Lenders (taken as a whole) than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time, as evidenced by written advice of the Borrower’s financial advisors of recognized national standing, and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness incurred pursuant to clause (i) above, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the subordinated notes issued pursuant to clause (i) above;
     (g) Assumed Indebtedness incurred pursuant to Permitted Acquisitions or Permitted Foreign Acquisitions consummated after the Restatement Effective Date in an aggregate amount not to exceed $100,000,000 at any time outstanding;
     (h) Guarantee Obligations of the Borrower or any Subsidiary in respect of Indebtedness of franchisees not to exceed $100,000,000 at any one time outstanding;
     (i) Indebtedness in connection with any Sale/Leaseback Transaction permitted by Section 7.11;
     (j) Indebtedness of RAC East, the Borrower and its other Subsidiaries to INTRUST Bank, N.A. pursuant to a line of credit in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); and
     (k) additional Indebtedness of the Borrower or any of its Subsidiaries so long as (i) the aggregate principal amount of such Indebtedness incurred by the Borrower and all Subsidiaries shall not exceed $300,000,000 at any one time outstanding and (ii) the aggregate principal amount of such Indebtedness incurred by all Subsidiaries (excluding Guarantee Obligations of any Subsidiary Guarantor in respect of any Senior Unsecured Notes) shall not exceed $50,000,000 at any one time outstanding.
          7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the Restatement Effective Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Effective Date (other than “products” and “proceeds” thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and that the amount of Indebtedness secured thereby is not increased;
     (g) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including the “products” and “proceeds” thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the Security Documents;

     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens on the property or assets of an Acquired Business or Acquired Foreign Business occurring or arising after the Restatement Effective Date and securing Assumed Indebtedness in an amount not to exceed $50,000,000, provided that such Liens (i) were not incurred in contemplation of the Permitted Acquisition or the Permitted Foreign Acquisition consummated in conjunction with the assumption of such Assumed Indebtedness and (ii) do not encumber any property other than the property acquired pursuant to such acquisition;
     (k) Liens of securities intermediaries and depository banks on the accounts held by them to secure the payment of fees and expenses payable to them in respect of the maintenance of such accounts;
     (l) Liens on Margin Capital Stock that is held by the Borrower as treasury stock or that is held by any of its Subsidiaries; and
     (m) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $60,000,000 at any one time.
          7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:
     (a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any other Person (provided that a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary;
     (b) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary; and
     (c) (i) any Permitted Acquisition and any Permitted Foreign Acquisition may be structured as a merger with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the continuing or surviving corporation is or becomes a Wholly Owned Subsidiary Guarantor) and (ii) any Permitted Foreign Acquisition may be structured as a merger with or into any Foreign Subsidiary (provided that the continuing or surviving corporation is or becomes a Foreign Subsidiary).
          7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property in the ordinary course of business;

     (b) the sale of inventory in the ordinary course of business;
     (c) Dispositions (i) by the Borrower of any of its assets to any Wholly Owned Subsidiary Guarantor, (ii) by any Subsidiary of the Borrower of any of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor, (iii) by any Subsidiary of patent, trademark or copyright registrations under laws of any nation other than the United States to any other Subsidiary and (iv) by any Foreign Subsidiary to any other Foreign Subsidiary;
     (d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary’s Capital Stock to any other Foreign Subsidiary;
     (e) the Disposition of other property having a fair market value not to exceed, as of the last day of the immediately preceding fiscal year for any fiscal year of the Borrower, 5% of Consolidated Total Assets; provided, that the requirements of Section 2.11(b) are complied with in connection therewith;
     (f) Dispositions referred to in Sections 7.8(f), (g) and (l);
     (g) Dispositions to or by the Insurance Subsidiary of Capital Stock of the Borrower;
     (h) Dispositions to or by the Insurance Subsidiary of Indebtedness described in Section 7.2(b) to the Borrower or any Wholly Owned Subsidiary Guarantor;
     (i) Dispositions by the Insurance Subsidiary effected solely for the purpose of liquidating assets in order to permit the Insurance Subsidiary to pay expenses and to make payments on insurance claims of the Borrower and/or any of its Subsidiaries with the proceeds of such Dispositions;
     (j) Dispositions of Margin Capital Stock that is held as treasury stock by the Borrower or that is held by any of its Subsidiaries; and
     (k) the Disposition of the real property in Plano, Texas on which the Borrower’s corporate headquarters is located in connection with a Sale/Leaseback Transaction; provided, that the requirements of Section 2.11(b) are complied with in connection therewith.
          7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in (i) common stock of the Person making such dividend or (ii) the same class of Capital Stock of the Person making such dividend on which such dividend is being declared or paid, other than, in any such case, Disqualified Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:
     (a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary;

     (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments with respect to its Capital Stock or repurchase the Borrower’s Capital Stock or the Insurance Subsidiary may repurchase the Borrower’s Capital Stock (collectively, “Stock Payments”); provided, that if, after giving pro forma effect thereto, the Consolidated Senior Leverage Ratio as of the last day of the most recent fiscal quarter for which the relevant financial information is available is greater than 2.50 to 1.00 (and this proviso shall not apply to or limit Stock Payments made so long as such ratio is less than or equal to 2.50 to 1.00), the Borrower may make additional Stock Payments so long as the aggregate amount of such Stock Payments made on or after October 1, 2009, when added to the aggregate amount expended on or after October 1, 2009 to repurchase, repay or prepay Senior Subordinated Notes or Senior Unsecured Notes pursuant to the second proviso of Section 7.9(a), shall not exceed, in any such fiscal year (including Stock Payments made when this restriction is not applicable), the sum of (A) $50,000,000, (B) 50% of the Consolidated Net Income Amount and (C) 100% of the aggregate Net Cash Proceeds received by the Borrower since the First Amendment Effective Date as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower);
     (c) the Borrower may repurchase shares of its common stock issued to finance all or part of a Permitted Acquisition, so long as such repurchase is consummated within 180 days of such issuance;
     (d) the Borrower may repurchase shares of its common stock from the Insurance Subsidiary in an amount not to exceed (when taken together with the amount of cash Dispositions made pursuant to Section 7.5(i)) the amount necessary to (i) pay operating costs and expenses of the Insurance Subsidiary incurred in the ordinary course of business (not to exceed $250,000 per fiscal year of the Borrower) and (ii) permit the Insurance Subsidiary to make payments on insurance claims of the Borrower and/or any of its Subsidiaries with the proceeds of such repurchase;
     (e) the Insurance Subsidiary may purchase shares of the common stock of the Borrower from the Borrower or any Subsidiary; and
     (f) the Borrower may, within 10 Business Days following the Restatement Effective Date, repurchase outstanding shares of preferred stock of the Acquired Company in connection with its acquisition of all of the issued and outstanding Capital Stock of the Acquired Company.
          7.7. Capital Expenditures. Make or commit to make any Capital Expenditure (Expansion) if, after giving pro forma effect thereto, the Consolidated Leverage Ratio as of the last day of the most recent fiscal quarter for which the relevant financial information is available is greater than 2.75 to 1.0, except (a) Capital Expenditures (Expansion) of the Borrower and its Subsidiaries during such fiscal year (including Capital Expenditures (Expansion) when this restriction is not in effect) shall not exceed $100,000,000 in the aggregate and (b) Capital Expenditures (Expansion) made with the proceeds of any Reinvestment Deferred Amount.
          7.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;
     (e) intercompany Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to and after giving effect to such Investment and any related transactions, is a Wholly Owned Subsidiary Guarantor;
     (f) Investments made on or after the Restatement Effective Date in the Insurance Subsidiary to the extent required to meet regulatory capital guidelines, policies or rules in an amount not to exceed $35,000,000 in the aggregate;
     (g) Investments in the Insurance Subsidiary consisting of the contribution of common stock of the Borrower and Investments by the Insurance Subsidiary in the common stock of the Borrower;
     (h) Investments constituting Permitted Acquisitions or Permitted Foreign Acquisitions;
     (i) the Acquisition;
     (j) the purchase or other acquisition, within 10 Business Days following the Restatement Effective Date, of the Acquired Company’s 11 7/8% Senior Secured Notes due 2010 in the principal amount of up to $205,000,000, which Notes were issued by the Acquired Company pursuant to the Indenture dated June 2, 2003 among the Acquired Company, the Subsidiary Guarantors (as defined therein) and Manufacturers and Traders Trust Company;
     (k) Investments by the Insurance Subsidiary in indebtedness of the Borrower and the Wholly Owned Subsidiary Guarantors described in Section 7.2(b);
     (l) Investments in the Insurance Subsidiary in amounts not to exceed, in any fiscal year of the Borrower, the lesser of (x) $75,000,000 and (y) the amount that will appear as an expense for self-insurance costs on the Borrower’s consolidated income statement; and
     (m) other Investments not otherwise permitted by this Section, so long as the aggregate amount expended pursuant to this clause (m) after the Restatement Effective Date shall not exceed the greater of (x) $100,000,000 and (y) 10% of the Borrower’s Consolidated Net Worth as of the last day of the most recently completed quarterly period for which relevant financial information is available, in each case determined net of the amount of any Net Cash Proceeds received by the Borrower and its Subsidiaries in respect of a Disposition of any such

Investment; provided, that no more than $60,000,000 of Investments made pursuant to this clause (m) shall be made in Persons that are not, or do not become, Domestic Subsidiaries.
          7.9. Payments and Modifications of Certain Debt Instruments and Qualified Preferred Stock. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes or the Senior Unsecured Notes, other than interest payments expressly required by the terms thereof and other than pursuant to prepayments or repayments thereof with the proceeds of Senior Subordinated Notes or, in the case of the Senior Unsecured Notes, with the proceeds of other Senior Unsecured Notes, provided, that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom the Borrower may pay, prepay, repurchase, redeem, or otherwise defease or segregate funds with respect to Senior Subordinated Notes or Senior Unsecured Notes (subject to the limitations of the next proviso); provided, further, that, if after giving pro forma effect thereto, the Consolidated Senior Leverage Ratio as of the last day of the most recent quarter for which the relevant financial information is available is greater than 2.50 to 1.00 (and this second proviso shall not apply to or limit any such payment, prepayment, repurchase, redemption, defeasance or segregation of funds so long as such ratio is less than or equal to 2.50 to 1.00), the Borrower may pay, prepay, repurchase, redeem, defease or segregate funds with respect to Senior Subordinated Notes or Senior Unsecured Notes only so long as the aggregate amount expended in connection with such payment, prepayment, repurchase or redemption of or defeasance or segregation of funds made on or after October 1, 2009, when added to the aggregate amount expended in connection with Stock Payments made on or after October 1, 2009 pursuant to the proviso of Section 7.6(b), shall not exceed, during any such fiscal year (including repurchases, repayments or prepayments made when this restriction is not applicable), the sum of (A) $50,000,000, (B) 50% of the Consolidated Net Income Amount and (C) 100% of the aggregate Net Cash Proceeds received by the Borrower since the First Amendment Effective Date as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower).
          (b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture if, after giving effect thereto, the relevant Senior Subordinated Notes would cease to satisfy the requirements of Section 7.2(f), other than the requirement to be in pro forma compliance with Section 7.1.
          (c) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes or the Senior Unsecured Note Indenture if, after giving effect thereto, the relevant Senior Unsecured Notes would cease to satisfy the requirements of the definition of “Senior Unsecured Notes”.
          (d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Preferred Stock if, after giving effect thereto, the relevant Qualified Preferred Stock would cease to satisfy the requirements of the definition thereof, other than the requirement to be in pro forma compliance with Section 7.1.
          (e) Designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (howsoever defined) for the purposes of the Senior Subordinated Note Indenture.

          7.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, provided that the foregoing limitation shall not apply to (i) Investments, Dispositions or Restricted Payments involving the Insurance Subsidiary to the extent expressly permitted by this Agreement or (ii) Restricted Payments that are permitted by Section 7.6 hereof.
          7.11. Sales/Leaseback Transactions. Enter into any Sale/Leaseback Transaction other than with respect to any assets disposed of pursuant to Section 7.5(e) or (k).
          7.12. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than the Insurance Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Margin Capital Stock that is held by the Borrower as treasury stock or that is held by any of its Subsidiaries) or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreement governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (c) any agreement acquired pursuant to a Permitted Acquisition or a Permitted Foreign Acquisition that restricts assignment of such acquired agreement, provided that such restrictions on assignment were not entered into in contemplation of or in connection with such Permitted Acquisition or Permitted Foreign Acquisition and (d) any agreement governing any other Indebtedness permitted under Section 7.2 and owed to Persons that are not Subsidiaries of the Borrower, provided that such agreement does not impair the ability of the Loan Parties to comply with Section 6.9.
          7.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) restrictions in effect on the Restatement Effective Date and listed on Schedule 7.14, (iii) in the case of clause (c) above, customary non-assignment clauses in leases and other contracts entered into in the ordinary course of business, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (v) restrictions with respect to a Subsidiary acquired pursuant to a Permitted Acquisition (provided that such restrictions were not entered into in contemplation of or in connection with such Permitted Acquisition) and restrictions with respect to a Foreign Subsidiary arising under applicable law, (vi) consensual arrangements with insurance regulators with respect to the Insurance Subsidiary and (vii) restrictions applicable to Foreign Subsidiaries arising with respect to Indebtedness of Foreign Subsidiaries permitted pursuant to Section 7.2.

          7.15. Lines of Business. (a) In the case of the Borrower and its Subsidiaries (other than the Insurance Subsidiary), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower or any of its Subsidiaries are engaged on the Restatement Effective Date (after giving effect to the Acquisition), (ii) any business involved in or associated with providing or servicing payday loans, money wires, payroll advances, check-cashing services or other loans to consumers, any business associated with servicing loans to franchisees of the Borrower or its Subsidiaries, (iii) any business involved in or associated with servicing furniture, appliances, electronics, computers or other similar items or (iv) any business reasonably related or incidental to any of the businesses described above.
               (b) In the case of the Insurance Subsidiary, enter into any business, except for providing insurance services to the Borrower and its Subsidiaries and activities reasonably related thereto.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
     (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Section 5.8(b) of the Guarantee and Collateral Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
     (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $30,000,000; or
     (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; (iii) a Single Employer Plan shall be determined to be, or be expected to be, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) a Reportable Event shall occur with respect to, or proceedings shall commence under Title IV of ERISA to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan in a distress termination under Section 4041(c) of ERISA; (v) any Single Employer Plan shall terminate in a “distress termination” or an “involuntary termination,” as such terms are defined in Title IV of ERISA; (vi) the Borrower or any Commonly Controlled Entity shall, or could reasonably be expected to, incur any liability in connection with any withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or any determination that such Multiemployer Plan is in endangered or critical status; or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than, with respect to the guarantee of a Subsidiary, (i) as a result of a merger of such Subsidiary into the Borrower in accordance with the terms of this Agreement or (ii) as a result of a release pursuant to Section 8.15(b) of the Guarantee and Collateral Agreement), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
     (k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall at any time become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of a percentage equal to 35% or more of the Voting Stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) a Specified Change of Control shall occur or (iv) the Borrower shall cease to own, directly or indirectly, 100% of the Voting Stock of RAC East, Rent-A-Center West, Inc. or the Acquired Company; or
     (l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including, without limitation, the Guarantee and Collateral Agreement and the Mortgages, or otherwise available under applicable law or otherwise. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind (other than notices expressly required pursuant to this Agreement and any other Loan Document) are hereby expressly waived by the Borrower.
SECTION 9. THE AGENTS
          9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
          9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
          9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
          9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If (a) the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents or (b) either (i) the Administrative Agent is a Lender and is a Defaulting Lender or (ii) the Administrative Agent is not a Lender and satisfies the circumstances described in clause (b) of the definition of Defaulting Lender, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation or its designation as a Defaulting Lender, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10. Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or vote or consent of any Lender, except as expressly required by Section 10.1, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 and the Administrative Agent shall do so if so requested.
          9.11. Documentation Agents and Syndication Agent. The Documentation Agents and the Syndication Agent shall not have any duties or responsibilities hereunder in their respective capacities as such.
SECTION 10. MISCELLANEOUS
          10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, reduce, extend or waive the principal amount or extend or waive the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend or waive the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend or waive the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.3 or 2.6 without the written consent of the Swingline Lender; (vi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender or (vii) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Notwithstanding the foregoing, this Agreement may be amended to the extent necessary to facilitate the making of Incremental Loans in an aggregate principal amount of up to $150,000,000 pursuant to Sections 2.1(d) and 2.2(b) and matters related thereto upon (a) execution and delivery by the Borrower, the Administrative Agent and each Lender providing Incremental Loans of an Increased Facility Activation Notice or an Increased Revolving Facility Activation Notice, as the case may be, and (b) delivery of such other documents with respect thereto as the Administrative Agent may reasonably request.
          In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all (but not less than all) outstanding Tranche A Term Loans or all (but not less than all) Tranche B Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the relevant Term Loans in effect immediately prior to such refinancing. The election by any Lender to provide or participate in the Replacement Term Loans shall not obligate any other Lender to so provide or participate. The Borrower shall pay to any Lender who elects not to provide or participate in any Replacement Term Loans an amount equal to the relevant outstanding Term Loans (plus any accrued and unpaid interest or other amounts due in connection therewith) held by such Lender prior to or simultaneously with any refinancing, replacement or modification of relevant outstanding Term Loans hereunder.
          10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent or Assignment and Acceptance (as applicable) in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Attention: Robert D. Davis, Executive Vice President — Finance, Chief Financial Officer and Treasurer
Telecopy: (972) 943-0113
Telephone: (972) 801-1200

and

Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Attention: Ronald D. DeMoss, Executive Vice President, General Counsel and Secretary
Telecopy: (972) 801-1476
Telephone: (972) 801-1200

with copies to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas W. Hughes and James R. Griffin

and

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Joshua P. Agrons

The Administrative Agent and the Issuing Lender:	JPMorgan Chase Bank, N.A.
Loan and Agency Services
10 South Dearborn, Floor 19
Chicago, IL 60603-2003
Attention: Nanette Wilson
Telecopy: (312) 385-7084
Telephone: (312) 385-7096
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and each Arranger for all its out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities, the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses and the charges of IntraLinks, in each case from time to time on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after the occurrence and during the continuance of an Event of Default) for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel (but not both outside and in-house counsel)) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents, controlling persons and investment advisors who manage a Lender (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons without the consent of the Indemnitee and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Robert D. Davis (Telephone
No. 972-801-1204) (Telecopy No. 972-943-0113), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

          10.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person;
     (B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) in the case of assignments of Revolving Commitments, the Issuing Lender.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans under any Facility, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 in the case of the Revolving Facility, the Tranche A Existing Term Facility and the Tranche A Extended Term Facility or $1,000,000 in the case of the Tranche B Existing Term Facility and the Tranche B Extended Term Facility, in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with multiple, simultaneous assignments); and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
               (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(d).
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and including, further, in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          10.7. Adjustments; Setoff. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
               (b) In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, such Affiliate or any branch or agency of any thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13. Acknowledgements. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
          10.14. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate or Approved Fund of any Lender, (b) to any participant or assignee or prospective participant or assignee that agrees to comply with the provisions of this Section, (c) to its employees, directors, trustees, agents, attorneys, accountants, investment advisors and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that in the case of any such request or requirement, the Administrative Agent or Lender (as applicable) so requested or required to make such disclosure shall as soon as practicable notify the Borrower thereof, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any pledgee referred to in Section 10.6 (d) or any direct or indirect contractual counterparty in swap agreements with the Borrower or such contractual counterparty’s professional advisor (so long as such pledgee or contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.14).
          10.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.16. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          10.17. No Novation, etc. (a) The terms and conditions of the Existing Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Credit Agreement.
               (b) From and after the Restatement Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

SCHEDULE 1.1
EXISTING LETTERS OF CREDIT
1.	Irrevocable and Unconditional Letter of Credit No. D-237463 originally issued August 5, 2002, and amended August 22, 2005, by JPMorgan Chase Bank, N.A., as successor, in the amount of $64,530,000.00 on the account of Rent-A-Center, Inc. (now known as Rent-A-Center East, Inc.) to United States Fidelity and Guaranty Company, as the beneficiary.

2.	Irrevocable Standby Letter of Credit No. D-211666 dated August 5, 1998 issued by Chase Manhattan Bank Delaware (now known as JPMorgan Chase Bank, N.A.) in the amount of $18,000,000.00 on the account of Renters Choice, Inc. (now known as Rent-A-Center East, Inc.) to Travelers Indemnity Company, as the beneficiary.

3.	Irrevocable and Unconditional Standby Letter of Credit No. D-250317 dated August 17, 2004 issued by JPMorgan Chase Bank, N.A. in the amount of $19,450,000.00 on the account of Rent-A-Center, Inc. to United States Fidelity and Guaranty Company, as the beneficiary.

4.	Irrevocable Standby Letter of Credit No. TDTS-215042 dated November 22, 2005, issued by JPMorgan Chase Bank, N.A. in the amount of $3,869,469.75 on the account of Rent-A-Center East, Inc. to Travelers Casualty and Surety Company of America, as the beneficiary.

5.	Irrevocable Standby Letter of Credit No. TDTS-209893 dated November 2, 2005, issued by JPMorgan Chase Bank, N.A. in the amount of $257,009.68 on the account of Rent-A-Center East, Inc. to Wells Fargo Foothill, Inc., as the beneficiary.

6.	Irrevocable and Unconditional Standby Letter of Credit No. D-617542 dated December 21, 2004 issued by JPMorgan Chase Bank, N.A. in the amount of $1,010,000.00 on the account of Rainbow Rentals, Inc. to Federal Insurance Company, as the beneficiary.

7.	Irrevocable Standby Letter of Credit No. D-616319 dated December 6, 2004 issued by JPMorgan Chase Bank, N.A. in the amount of $350,000,00 on the account of Rainbow Rentals, Inc. to Lumbermen’s Underwriting Alliance, as the beneficiary.

8.	Irrevocable Standby Letter of Credit No. TDTS-269953 dated July 7, 2006, issued by JPMorgan Chase Bank, N.A. in the amount of $261,039.12 on the account of Rent-A-Center East, Inc. to Wells Fargo Foothill, Inc., as the beneficiary.

SCHEDULE 4.6
LITIGATION
Tabitha Colon, on behalf of herself and all others similarly situated v. Rent-A-Center, Inc., and Thorn Americas, Inc., Supreme Court of the State of New York, County of Bronx, Index No. 25383/1997.
Terry Walker, individually and on behalf of all others similarly situated v. Rent-A-Center, Inc., Michael Craig Talley, Mark Andrew Talley, and Matthew Talley, as Independent Co-Executors of the Estate of J. Ernest Talley, Mitchell E. Fadel, Robert D. Davis, and Mark E. Speese, United States District Court for the Eastern District of Texas, Texarkana Division, No. 5:02-CV-3.
Kevin Rose and Gary Mott v. Rent-A-Center, Inc., Superior Court of Washington for the County of Clark, No. 012-025871.
Jeremy Burdusis v. Rent-A-Center, Inc., Superior Court, Los Angeles County, California, No. BC260335.
Israel French v. Rent-A-Center, Inc., Superior Court of the State of California, Los Angeles County, Central Justice Center, No. BC260772.
Kris Corso, et al. v. Rent-A-Center, Inc., Superior Court of the State of California, Orange County, No. 03CC00502.
Hilda Perez, et al. v. Rent-A-Center, Inc., Supreme Court of New Jersey, No. 57,572.

SCHEDULE 4.15
(a) SUBSIDIARIES

Jurisdiction of
Name of Subsidiary:	Organization	Owner and Percentage Interest:
Rent-A-Center East, Inc.	Delaware	Rent-A-Center, Inc. — 100%

Legacy Insurance Co., Ltd.	Bermuda	Rent-A-Center, Inc. — 100%

ColorTyme, Inc.	Texas	Rent-A-Center East, Inc — 100%

RAC Military Rentals East, LLC	Delaware	Rent-A-Center East, Inc — 100%

Rent-A-Center West, Inc.	Delaware	Rent-A-Center East, Inc. — 100%

Remco America, Inc.	Delaware	Rent-A-Center West, Inc. — 100%

RAC West Acquisition Sub, Inc.	Delaware	Rent-A-Center West, Inc. — 100%

AAA Rent to Own, Reno, Inc.	Nevada	RAC West Acquisition Sub, Inc. — 100%

AAA Rent to Own, Elko, Inc.	Nevada	RAC West Acquisition Sub, Inc. — 100%

Get It Now, LLC	Delaware	Rent-A-Center East, Inc. — 100%

Rent-A-Center Texas, L.L.C.	Nevada	Rent-A-Center East, Inc. — 100%

Rent-A-Center Texas, L.P.	Texas	Rent-A-Center East, Inc. — 0.1% general partner

Rent-A-Center Texas, L.L.C. — 99.9% limited partner

Legacy Drive Trust	Texas

Rent-A-Center International, Inc.	Delaware	Rent-A-Center East, Inc. — 100%

RAC National Product Service, LLC	Delaware	Rent-A-Center East, Inc. — 100%

RAC Military Product Service, LLC	Delaware	RAC National Product Service, LLC — 100%

Rainbow Rentals, Inc.	Ohio	Rent-A-Center East, Inc. — 100%

RAC RR, Inc.	Delaware	Rent-A-Center East, Inc. — 100%

Rent-A-Center Addison, L.L.C.	Delaware	Rent-A-Center Texas, L.P. — 100%

RAC Canada Finance, L.P.	Ontario, Canada	RAC Canada Holdings — 99% limited partner

Remco America, Inc. — 1% general partner

Jurisdiction of
Name of Subsidiary:	Organization	Owner and Percentage Interest:
RAC Canada Holdings	Ontario, Canada	Remco America, Inc. — 50% general partner

Rent-A-Center International, Inc. — 50% limited partner

Rent-A-Centre Canada, Ltd.	Ontario, Canada	RAC Canada Holdings — 100%

SCHEDULE 4.15
     (b) AGREEMENTS RELATING TO CAPITAL STOCK OF ANY SUBSIDIARY
None.

SCHEDULE 4.19(a)
UCC AND OTHER FILINGS/
JURISDICTIONS AND OFFICES
Uniform Commercial Code Filings
File financing statement describing the Collateral in each office described in the table below.

Company:	UCC Filing Jurisdiction:
Rent-A-Center, Inc.	Delaware Secretary of State

Rent-A-Center East, Inc.	Delaware Secretary of State

ColorTyme, Inc.	Texas Secretary of State

Rent-A-Center West, Inc.	Delaware Secretary of State

Remco America, Inc.	Delaware Secretary of State

Get It Now, LLC	Delaware Secretary of State

Rent-A-Center Texas, L.L.C.	Nevada Secretary of State

Rent-A-Center Texas, L.P.	Texas Secretary of State

Rent-A-Center International, Inc.	Delaware Secretary of State

RAC National Product Service, LLC	Delaware Secretary of State

Rainbow Rentals, Inc.	Ohio Secretary of State

RAC RR, Inc.	Delaware Secretary of State

Rent-A-Center Addison, L.L.C.	Delaware Secretary of State

RAC Military Product Service, LLC	Delaware Secretary of State

RAC Military Rentals East, LLC	Delaware Secretary of State

RAC West Acquisition Sub, Inc.	Delaware Secretary of State

AAA Rent to Own, Reno, Inc.	Nevada Secretary of State

AAA Rent to Own, Elko, Inc.	Nevada Secretary of State
Patent and Trademark Filings
Recordation with the U. S. Patent and Trademark office.

Actions with respect to Chattel Paper, Negotiable Documents and Instruments
File financing statement describing the Collateral in each office described in the table above or obtain possession with respect to Chattel Paper, Negotiable Documents and Instruments (each as defined in the Guarantee and Collateral Agreement).
Actions with respect to Investment Property
File financing statement describing the Collateral in each office described in the table above or obtain control as described in the Uniform Commercial Code with respect to
Investment Property (as defined in the Guarantee and Collateral Agreement).
Actions with respect to Letter of Credit Rights
Obtain control as described in Uniform Commercial Code with respect to Letter of Credit Rights
(as defined in the Guarantee and Collateral Agreement).

SCHEDULE 4.19(b)
REAL PROPERTY
That certain 14.9954 acre tract of land, being a tract of land out of the Sam Brown Survey, Abstract No. 108, in the City of Plano, Collin County, Texas, described in Deed to Rent-A-Center Texas, L.P., dated December 7, 2005, recorded in the Land Records of Collin County, Texas, and commonly known by its street address as 5501 Headquarters Drive, Plano, Texas 75024.

SCHEDULE 7.2(d)
EXISTING INDEBTEDNESS
Obligations of ColorTyme, Inc. and Rent-A-Center East, Inc. under (a) Amended and Restated Franchisee Financing Agreement dated October 1, 2003, among Rent-A-Center East, Inc., ColorTyme, Inc., and Wells Fargo Foothill, Inc. (successor by assignment to Textron Financial Corporation), and (b) Franchisee Financing Agreement among Rent-A-Center East, Inc., ColorTyme, Inc. and Texas Capital Bank.
Indebtedness outstanding under the Existing Credit Agreement, which Indebtedness is being maintained and/or converted, as applicable, to the extent provided in the Second Amended and Restated Credit Agreement of which this Schedule 7.2(d) forms a part.

SCHEDULE 7.3(f)
EXISTING LIENS
None.

SCHEDULE 7.14
EXISTING RESTRICTIONS
Trust Agreement dated December 31, 2002 by and among Rent-A-Center, Inc., Rent-A-Center East, Inc. and JPMorgan Chase Bank, as the trustee.

EXHIBIT A
AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
made by
Rent-A-Center, Inc.
and certain of its Subsidiaries
in favor of
JPMORGAN CHASE BANK,
as Administrative Agent
Dated as of May 28, 2003,
As Amended and Restated as of July 14, 2004

i

ii

SCHEDULES:

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Jurisdiction of Organization and Location of Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks, Intellectual Property Licenses, Other Intellectual Property
Schedule 6	Letters of Credit
Schedule 7	Commercial Tort Claims

EXHIBITS:

Exhibit A	Form of Acknowledgment and Consent
Exhibit B-l	Form of Intellectual Property Security Agreement
Exhibit B-2	Form of After-Acquired Intellectual Property Security Agreement
Exhibit C	Form of Control Agreement (Uncertificated Securities)

ANNEX:

Annex 1	Assumption Agreement

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AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
          AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 28, 2003, as amended and restated as of July 14, 2004, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), Lenders, CALYON NEW YORK BRANCH, SUNTRUST BANK and UNION BANK OF CALIFORNIA, each as documentation agent (in such capacity, the “Documentation Agents”). LEHMAN COMMERCIAL PAPERS INC., as syndication agent (in such capacity, the “Syndication Agent”), and the Administrative Agent, and (ii) the other Secured Parties (as hereinafter defined).
W I T N E S S E T H:
          WHEREAS, the Grantors and certain other signatories thereto have entered into a Guarantee and Collateral Agreement dated as of May 28, 2003, in favor of Lehman Commercial Paper Inc., as Administrative Agent (the “Existing Guarantee and Collateral Agreement”);
          WHEREAS, the Administrative Agent under the Existing Guarantee and Collateral Agreement has been replaced by the Administrative Agent pursuant to the Credit Agreement as agent for the Lenders under this Agreement and the other Loan Documents;
          WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
          WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
          WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;
          WHEREAS, it is a condition precedent to the Restatement Effective Date that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;
          WHEREAS, the parties hereto have agreed to amend and restate the Existing Guarantee and Collateral Agreement as provided in this Agreement; and
          WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Guarantee and Collateral Agreement or evidence satisfaction of any of such obligations and that this Agreement amend and restate in its entirety the Existing Guarantee and Collateral Agreement and re-evidence the obligations of the Grantors outstanding thereunder;

          NOW, THEREFORE, in consideration of the above premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make or maintain their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, that on the Restatement Effective Date, the Existing Guarantee and Collateral Agreement shall be amended and restated in its entirety as follows:
SECTION 1. DEFINED TERMS
          1.1. Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the New York UCC (as hereinafter defined) on the date hereof are used herein as so defined: Accounts, Account Debtor, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Instruments, Inventory, Letter of Credit Rights, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
          (b) The following terms shall have the following meanings:
     “After-Acquired Intellectual Property”: as defined in Section 5.10(k).
     “Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time.
     “Borrower Obligations”: all Obligations (as defined in the Credit Agreement) of the Borrower.
     “Collateral”: as defined in Section 3.
     “Collateral Account”: (i) any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4 or (ii) any cash collateral account established as provided in Section 8 of the Credit Agreement.
     “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright, other than licenses to use products of third parties accepted in ordinary course in connection with purchases of software and similar items the absence of which would not have a Material Adverse Effect on the Grantors taken as a whole.
     “Copyrights”: (i) all domestic and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or

2

extensions thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the rights to print, publish and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringements thereof), and (v) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
     “Deposit Account”: (i) all “deposit accounts” as defined in Article 9 of the UCC and (ii) all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.
     “Excluded Assets”: any lease, license, contract, property right or agreement (other than any contract) to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above.
     “Excluded Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Excluded Foreign Subsidiary.
     “General Intangibles”: all “general intangibles” as such term is defined in Section 9-102(a)(42) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedge Agreements and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.
     “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

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     “Guarantors”: the collective reference to each Grantor other than the Borrower.
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intellectual Property Collateral”: all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreement or this Agreement.
     “Intellectual Property Security Agreement”: all Intellectual Property Security Agreements to be executed and delivered by the Loan Parties, each substantially in the form of Exhibit B-1 to this Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
     “Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).
     “Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.
     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Equity Interests”), (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.
     “Issuers”: the collective reference to each issuer of a Pledged Security.
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
     “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.
     “Patents”: (i) all domestic and foreign patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in

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Schedule 5, all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future infringement thereof), and (v) all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
     “Permitted Liens” the collective reference to (i) in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3 of the Credit Agreement and (ii) in the case of Collateral consisting of Pledged Equity Interests, non-consensual Liens permitted by Section 7.3 of the Credit Agreement to the extent arising by operation of law and Liens permitted by Section 7.3(h) of the Credit Agreement.
     “Pledged Alternative Equity Interests” shall mean all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests.
     “Pledged Commodity Contracts”: all commodity contracts listed on Schedule 2 (as such Schedule may be amended from time to time) and all other commodity contracts to which any Grantor is party from time to time.
     “Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, (as such Schedule may be amended from time to time) together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.
     “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.
     “Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Notes”: all promissory notes now owned or hereafter acquired by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor

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in the ordinary course of business) including, without limitation, those listed on Schedule 2 (as such Schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor.
     “Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.
     “Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.
     “Pledged Security Entitlements”: all security entitlements with respect to the financial assets listed on Schedule 2 (as such Schedule may be amended from time to time) and all other security entitlements of any Grantor.
     “Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock” (as such schedule may be amended from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall (i) more than 65% of the total outstanding Excluded Foreign Subsidiary Voting Stock be required to be pledged hereunder and (ii) the capital stock of the Insurance Subsidiary be required to be pledged hereunder.
     “Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall the interests of any Grantor in Legacy Trust be required to be pledged hereunder.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

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     “Receivable”: all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Specified Collateral”: all Collateral other than Collateral referred to in Section 3(xiii) and the Proceeds and products thereof.
     “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.
     “Trademarks”: (i) all domestic and foreign trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.
     “Trade Secret License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret.
     “Trade Secrets”: (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments arising out of the sale, lease, license, assignment or other disposition thereof, and damages and payments for past, present or future infringements thereof), and (iv) all other rights of any kind whatsoever of any Grantor accruing thereunder or pertaining thereto.
          1.2. Other Definitional Provisions. (a) The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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          (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.”
          (d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Borrower Obligations or the Guarantor Obligations shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Borrower Obligations or the Guarantor Obligations, as the case may be.
SECTION 2. GUARANTEE
          2.1. Guarantee.
          (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.
          (b) If and to the extent required in order for the Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2.
          (c) Each Guarantor agrees that Borrower Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.
          (d) The guarantee contained in this Section 2 shall remain in full force and effect until payment in full of the Obligations, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.
          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations (other than Obligations in respect of any Hedge Agreement) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated or have expired.
          2.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

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          (a) If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower or a Letter of Credit issued for account of the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property; and
          (b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.
          (c) If and whenever (after payment in full of the Obligations) any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Sections 2.2(a) and 2.2(b), such Grantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement. Such right of subrogation shall be enforceable solely against the Grantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Grantor, then (after payment in full of the Obligations) the Administrative Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.
          (d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.
          (e) The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not

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contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Grantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.
          (f) Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).
          2.3. Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders under the Credit Agreement or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
          2.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor for its Guarantor Obligations, in bankruptcy or in any

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other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          2.5. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          2.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office.
SECTION 3. GRANT OF SECURITY INTEREST;
CONTINUING LIABILITY UNDER COLLATERAL
          (a) Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the personal property of such Grantor, including, without limitation, the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
          (i) all Accounts;
          (ii) all Chattel Paper;
          (iii) all Deposit Accounts;
          (iv) all Documents;
          (v) all Equipment;
          (vi) all General Intangibles;
          (vii) all Instruments;

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          (viii) Insurance
          (ix) all Intellectual Property;
          (x) all Inventory;
          (xi) all Investment Property;
          (xii) all Letter of Credit Rights;
          (xiii) all Goods not otherwise described above;
          (xiv) any Collateral Account;
          (xv) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;
          (xvi) the commercial tort claims set forth on Schedule 7; and
          (xvii) to the extent not otherwise included, all other property of the Grantor and all Proceeds and products accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.
          Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.
          (b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties that:

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          4.1. Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a parry, each of which is hereby incorporated herein by reference, are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
          4.2. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens. No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement and financing statements for which duly authorized termination statements have been delivered to the Administrative Agent on or prior to the Closing Date.
          4.3. Perfected First Priority Liens. (a) The security interests granted pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Administrative Agent in duly completed and duly executed form, as applicable, and may be filed by the Administrative Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Specified Collateral (other than Collateral consisting of vehicles, aircrafts, Deposit Accounts, Commercial Tort Claims and the Proceeds thereof, leasehold interests in real property and immaterial foreign Copyrights, immaterial foreign Trademarks and immaterial foreign Patents, except to the extent such immaterial foreign Copyrights, immaterial foreign Trademarks and immaterial foreign Patents can be perfected by UCC filings) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (ii) are prior to all other Liens on the Collateral except for Permitted Liens. Without limiting the foregoing, each Grantor has taken all actions necessary or desirable, including without limitation those specified in Section 5.2 to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities and Uncertificated Securities (each as defined in the UCC), (ii) establish the Administrative Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights, (iii) establish the Administrative Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper and (v) establish the Administrative Agent’s “control” within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction (the “UETA”) over all “transferable records” (as defined in UETA).
          4.4. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date that is recent to the date hereof.

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          4.5. Inventory and Equipment. None of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman.
          4.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.
          4.7. Investment Property. (a) Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor and all of such Pledged Debt Securities and Pledged Notes has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. No Grantor has consented to, and no Grantor is otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto other than the securities intermediary or depository bank in respect thereof which may have a lien on any such account being held by it to secure only the payment of fees and expenses owed to it in respect of the maintenance of such account.
          (b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Excluded Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Excluded Foreign Subsidiary Voting Stock of each relevant Issuer.
          (c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.
          (d) The terms of any uncertificated Pledged LLC Interests and Pledged Partnership Interests do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect in any jurisdiction.
          (e) The terms of any certificated Pledged LLC Interests and Pledged Partnership Interests do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect in any jurisdiction.
          (f) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens.
          (g) Each Issuer which is an Affiliate of the Borrower that is not a Grantor hereunder has executed and delivered to the Administrative Agent an Acknowledgment and Consent, in substantially the form of Exhibit A, to the pledge of the Pledged Securities pursuant to this Agreement.

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          4.8. Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Administrative Agent.
          (b) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate, except for immaterial errors.
          4.9. Intellectual Property. (a) Schedule 5 lists all Intellectual Property (other than Trade Secrets) owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 5, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property and is otherwise entitled to use all such Intellectual Property, without limitation, subject only to the license terms of the licensing or franchise agreements referred to in paragraph (c) below.
          (b) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not materially infringe the intellectual property rights of any other Person in any material respect.
          (c) Except as set forth in Schedule 5, on the date hereof (i) none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, and (ii) there are no other obligations, orders or judgments which affect the use of any material Intellectual Property.
          (d) The rights of such Grantor in or to the Intellectual Property do not conflict with or infringe upon the rights of any third party, and no claim has been asserted that the use of such Intellectual Property does or may infringe upon the rights of any third party, in either case, which conflict or infringement could reasonably be expected to have a Material Adverse Effect. There is currently no infringement of unauthorized use of any item of Intellectual Property that could reasonably be expected to have a Material Adverse Effect.
          (e) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. With respect to any item of Intellectual Property the invalidity or unenforceability of which could reasonably be expected to have a Material Adverse Effect, such Grantor is not aware of any uses of any item of Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable, including, without limitation, unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.
          (f) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any patent, trademark, copyright, or any other right of any third party, (iii) alleging that any material Intellectual Property is being licensed, sublicensed or used in violation of any patent, trademark, copyright or any other right of any third party, or (iv) which, if adversely determined, would have a material adverse effect on the value of any Collateral taken as a whole. To the knowledge of such Grantor, no Person is engaging in any activity that infringes upon the Intellectual Property or upon the rights of such Grantor therein which

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could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5 hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any person with respect to any material part of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property.
          (g) With respect to each Copyright License, Trademark License and Patent License: (i) such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; (v) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such license; and (vi) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.
          (h) Except as set forth in Schedule 5, such Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of material Intellectual Property in full force and effect and to protect and maintain its interest therein. Such Grantor has used proper statutory notice in connection with its use of each material Patent, Trademark and Copyright included in the Intellectual Property.
          (i) To the knowledge of such Grantor, none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person; no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material Intellectual Property.
          (j) Such Grantor has made all filings and recordations necessary to adequately protect its interest in its material Intellectual Property including, without limitation, recordation of its interests in the Patents and Trademarks with the United States Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the United States Copyright Office and in corresponding national and international copyright offices.
          (k) Such Grantor is not subject to any settlement, consent, judgment, injunction, order, decree, covenant not to sue, non-assertion assurance or release that would impair the validity or enforceability of, or such Grantor’s rights in, any material Intellectual Property.
          4.10. Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit other than the letters of credit described on Schedule 6 (as such schedule may be amended from time to time) hereto. Each Grantor has caused all issuers and nominated persons under letters of credit in which the Grantor is the beneficiary or assignee to consent to the assignment provisions of such letter of credit to the Administrative Agent and has agreed that upon the occurrence of an Event of Default it will cause all payments thereunder to be made to the Collateral Account.

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          4.11. Commercial Tort Claims. No Grantor has any commercial tort claims other than (i) as described in Schedule 7 or (ii) as to which the actions described in Section 5.11 have been taken.
SECTION 5. COVENANTS
          Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations (other than Obligations in respect of any Hedge Agreement) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated or expired:
          5.1. Covenants in Credit Agreement. Each Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.
          5.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property. (a) If any of the Collateral with a value in excess of $25,000 individually is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
          (b) If any of the Collateral with a value in excess of $25,000 individually or $200,000 in the aggregate is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
          (c) If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit C.
          (d) In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or as may be reasonably requested by the Administrative Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent.
          5.3. Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable insurance companies, insurance on all its property (including, without limitation, all Inventory, Equipment and motor vehicles) in at least such amounts and against at least such risks as are

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usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) be reasonably satisfactory in all other respects to the Administrative Agent. The Administrative Agent shall be named as additional insured on all such liability insurance policies of such Grantor and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor.
          (b) The Borrower shall deliver annually to the Administrative Agent and the Lenders a certificate of a reputable insurance broker with respect to such insurance as promptly as practicable upon receipt thereof from such insurance broker and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.
          5.4. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any material interest therein.
          5.5. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.
          (b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.
          (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
          5.6. Changes in Locations, Name, Jurisdiction of Incorporation, Etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
          (a) without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

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          (b) change its legal name, identity or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become seriously misleading.
          5.7. Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:
          (a) any Lien (other than any Permitted Lien) on any material portion of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and
          (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby taken as a whole.
          5.8. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.
          (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v)

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without (a) the prior written notice to the Administrative Agent and (b) such Grantor taking all steps necessary or advisable to establish the Administrative Agent’s “control” thereof cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC.
          (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee upon the occurrence or during the continuation of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security. The Administrative Agent agrees to notify any Grantor before transferring the Pledged Securities pledged by such Grantor into the name of the Administrative Agent pursuant to this section.
          5.9. Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.
          (b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of outstanding Receivables constituting a material portion of the Collateral.
          5.10. Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark and take all necessary steps to ensure that all licensed users of such Trademark maintain as in the past such quality, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and the Intellectual Property Security Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
          (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.
          (c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or

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otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.
          (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.
          (e) Except with respect to any Patent, Trademark or Copyright the invalidity of which would not have a Material Adverse Effect, such Grantor (either itself or through licensees) will use proper statutory notice in connection with the use of each Patent, Trademark and Copyright included in the Intellectual Property.
          (f) Such Grantor will notify the Administrative Agent as promptly as practicable if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.
          (g) As promptly as practicable upon such Grantor’s acquisition or creation of any copyrightable work, invention, trademark or other similar property that is material to the business of Grantor, apply for registration thereof with the United States Copyright Office, the United States Patent and Trademark Office and any other appropriate office. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent concurrently with the next delivery of the Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement for the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in any Copyright, Patent, Trademark or other Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
          (h) Except as provided in Section 5.10(i), such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
          (i) Such Grantor (either itself or through licensees) will not, without the prior written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or

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copyright, unless such Grantor, in its reasonable business judgment, determines that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.
          (j) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, take such actions as are reasonably appropriate under the circumstances, including, as appropriate, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution and promptly notify the Administrative Agent after it takes any action to sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or promptly notify the Administrative Agent of any decision not to pursue or take any such action.
          (k) Such Grantor agrees that, should it obtain an ownership interest in any item of intellectual property which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property, and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral, (iii) it shall give prompt (and, in any event concurrently with the next delivery of the Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement for the fiscal quarter in which such Grantor acquires such ownership interest) written notice thereof to the Administrative Agent in accordance herewith, and (iv) it shall provide the Administrative Agent promptly (and, in any event concurrently with the next delivery of the Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement for the fiscal quarter in which such Grantor acquires such ownership interest) with an amended Schedule 5 hereto and take the actions specified in Section 5.10(m).
          (l) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Intellectual Property in substantially the form of Exhibit B-1 in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.
          (m) Such Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its After-Acquired Intellectual Property in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.
          (n) Such Grantor shall take all steps reasonably necessary to protect the secrecy of all material Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.
          5.11. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $25,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

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SECTION 6. REMEDIAL PROVISIONS
          6.1. Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. After an Event of Default has occurred and is continuing, at any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
          (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
          6.2. Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time during reasonable business hours after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.
          (b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables directly to the Administrative Agent.
          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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          6.3. Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities not inconsistent with the purposes of this Agreement; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.
          (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to invoke the provisions of this Section 6.3(b) to the relevant Grantor(s): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Administrative Agent shall have the right to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent. In addition, the Administrative Agent shall have the right at any time to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.
          (c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.
          6.4. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.
          6.5. Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Administrative Agent, or, if an Event of Default shall have occurred and be continuing,

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at any time at the Administrative Agent’s election, the Administrative Agent may, notwithstanding the provisions of Section 2.11 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting costs and expenses as provided in Section 6.6(b) hereof) constituting Collateral realized through the exercise by the Administrative Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:
     First, to the Administrative Agent, to pay incurred and unpaid fees and expenses of the Secured Parties under the Loan Documents permitted under Section 10.5 of the Credit Agreement or Section 8.4 hereof;
     Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;
     Third, to the Administrative Agent, for application by it towards prepayment of the Obligations, pro rata among the Lenders according to the amounts of the Obligations then held by the Lenders; and
     Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated or expired shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.
          6.6. Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time

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by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offer. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.
          (b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.
          (c) In the event of any Disposition of any of the Intellectual Property and if an Event of Default shall have occurred and be continuing, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Administrative Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property subject to such Disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.
          6.7. Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best

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efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, provided, that the Administrative Agent shall furnish to the relevant Grantor such information regarding the Administrative Agent as shall be required in connection with such registration and requested by such Grantor in writing, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.
          (b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
          (c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.
          6.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.
SECTION 7. THE ADMINISTRATIVE AGENT
          7.1. Administrative Agent’s Appointment as Attorney-in-Fact, Etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby

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gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
          (i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
          (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
          (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
          (iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
          (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

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          (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless and Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to immediately comply therewith.
          (c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.
          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
          7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
          7.3. Execution of Financing Statements. Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and assignments and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor (to the extent permitted by applicable law) in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned of such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor hereby ratifies any such financing statement filed prior to the date hereof by the Administrative Agent, if any.
          7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by

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the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
          7.5. Appointment of Co-Collateral Agents. At any time or from time to time and upon written notice to the Grantors, in order to comply with any Requirement of Law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).
SECTION 8. MISCELLANEOUS
          8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
          8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
          8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          8.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after the occurrence and during the continuance of an Event of Default) for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel (but not both outside and in-house counsel)) to each Secured Party and of counsel to the Administrative Agent.
          (b) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or

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other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
          (c) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.
          (d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
          (e) Each Guarantor agrees that the provisions of Section 2.19 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
          8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
          8.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default pursuant to Section 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.
          8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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          8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
          8.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          8.12. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          8.13. Acknowledgments. Each Grantor hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
          (b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
          8.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
          8.15. Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of any Hedge Agreement) shall have been paid in full, the Commitments have been terminated or expired and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          (b) If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.
          (c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.
          8.16. WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

33

          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

RENT-A-CENTER, INC.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	Chief Executive Officer

RENT-A-CENTER EAST, INC.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	President

RENT-A-CENTER TEXAS, L.L.C.
By:	/s/ James Ashworth
	Name:	James Ashworth
	Title:	President and Secretary

RENT-A-CENTER TEXAS, L.P.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	Chief Executive Officer

RENT-A-CENTER ADDISON, L.L.C.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	President

COLORTYME, INC.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	Vice President

RENT-A-CENTER WEST, INC.
By:	/s/ Mark E. Speese
	Name:	Mark E. Speese
	Title:	President

34

REMCO AMERICA, INC.
RENT-A-CENTER INTERNATIONAL, INC.
GET IT NOW, LLC
RAC NATIONAL PRODUCT SERVICE, LLC
RAINBOW RENTALS, INC.
RAC RR, INC.

By:	/s/ Mark E. Speese
Mark E. Speese
President

35

JPMORGAN CHASE BANK, as Administrative Agent
By:	/s/ D. SCOTT HARVEY
	Name:	D. SCOTT HARVEY
	Title:	VICE PRESIDENT

36

Exhibit B
FORM OF COMPLIANCE CERTIFICATE
     This Compliance Certificate is delivered to you pursuant to Section 6.2(b) of the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
     1. I am the duly elected, qualified and acting [Chief Financial Officer] [President] of the Borrower.
     2. I have reviewed and am familiar with the contents of this Certificate.
     3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].
     4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.1, 7.2, 7.5, 7.6, 7.7 and 7.8 of the Credit Agreement.
IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____, 200____.

RENT-A-CENTER, INC.
By:
Name:
Title:

Attachment 1
to Exhibit B
[Attach Financial Statements]

Attachment 2
to Exhibit B
     The information described herein is as of                     , 200 ___, and pertains to the period from                      ___, 200___ to                      ___, 200__.
[Set forth Covenant Calculations]

Exhibit C
FORM OF CLOSING CERTIFICATE
     Pursuant to Sections 5.1(b) and 5.2 of the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies as follows:
     1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date.
     2.            is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.
     3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made and Letters of Credit to be issued on the date hereof.
     The undersigned Secretary of the Company certifies as follows:
     4. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.
     5. The Company is a [corporation] [limited liability company] [limited partnership] duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.
     6. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [board of directors][members] of the Company on           ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.
     7. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Company as in effect on the date hereof. Such By-Laws were duly adopted by appropriate organizational action, has not been rescinded, impaired or otherwise amended and remains in full force and effect on and as of the date hereof.
     8. Attached hereto as Annex 3 is a true and complete copy of the Certificate of [Incorporation][Organization][Formation] of the Company as in effect on the date hereof. Such certificate remains in full force and effect on and as of the date hereof, and no action has been taken by the Company, its members, board of managers, or officers in contemplation of the filing of any other amendment thereto or in contemplation of liquidation or dissolution of the Company.
     9. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the date indicated next to their respective titles to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Date	Signature

     IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:
Date:                     , 2006

Exhibit D
FORM OF ASSIGNMENT AND ASSUMPTION
     Reference is made to the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
     2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
     3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan

Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(d) of the Credit Agreement.
     4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
     6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
     7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
     8. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit	Principal
Facility Assigned	Amount Assigned	Commitment Percentage Assigned[1]
	$	. %

[Name of Assignor]		[Name of Assignee]

By:		By:

	Name:		Name:
	Title:		Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Accepted:		[Consented To:

JPMORGAN CHASE BANK, N.A., as Administrative Agent		RENT-A-CENTER, INC.

By:		By:

	Name:	Name:
	Title:	Title: ]

[Consented To:

JPMORGAN CHASE BANK, N.A., as Issuing Lender

By:

Name:
Title: ]

Exhibit E-1
FORM OF INCREASED FACILITY ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below
     Reference is made to the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”) among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     This notice is an Increased Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:
          1. Each Lender party hereto agrees to obtain a [Tranche A Term Commitment] [Tranche B Term Commitment] as set forth opposite such Lender’s name on the signature pages hereof under the caption “Increased Facility Amount”.
          2. The Increased Facility Closing Date is                                         .
[Signature page follows]

RENT-A-CENTER, INC.
By:
Name:
Title:

Increased Facility Amount $	[NAME OF LENDER]
By:
Name:
Title:

CONSENTED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	Name:
Title:

Exhibit E-2
FORM OF INCREASED REVOLVING FACILITY ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement referred to below
     Reference is made to the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     This notice is an Increased Revolving Facility Activation Notice referred to in the Credit Agreement, and the Borrower and each of the Lenders party hereto hereby notify you that:
          1. Each Lender party hereto agrees to obtain a Revolving Commitment or increase the amount of its Revolving Commitment as set forth opposite such Lender’s name on the signature pages hereof under the caption “Increased Revolving Facility Amount”.
          2. The Increased Revolving Facility Closing Date is                                         .
[Signature page follows]

RENT-A-CENTER, INC.
By:
Name:
Title:

Increased Revolving Facility Amount $	[NAME OF LENDER]
By:
Name:
Title:

CONSENTED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit F
FORM OF NEW LENDER SUPPLEMENT
     SUPPLEMENT, dated                                         , to the Second Amended and Restated Credit Agreement, dated as of July 13, 2006 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Union Bank of California, N.A., as documentation agent, Lehman Commercial Paper Inc., as syndication agent, and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.
W I T N E S S E T H:
     WHEREAS, the Credit Agreement provides in Section [2.1(d)][2.2(c)] thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section [2.1(c)][2.2(b)] thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
     WHEREAS, the undersigned now desires to become a party to the Credit Agreement;
     NOW, THEREFORE, the undersigned hereby agrees as follows:
     1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving][Tranche A Term][Tranche B Term] Commitment of $                                        .
     2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the

Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.19(d) of the Credit Agreement.
     3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

     IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]
By:
Name:
Title:

Accepted this day of , 200 .

RENT-A-CENTER, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title: